EXHIBIT 10.2
Execution Copy

FIRST INSURANCE FUNDING OF CANADA INC.
as “Seller” and “Servicer”
-and-
CIBC MELLON TRUST COMPANY,
in its capacity as Trustee of PLAZA TRUST
as “Purchaser”

RECEIVABLES PURCHASE AGREEMENT
December 16, 2014

EXHIBITS
Exhibit A    Contracts
Exhibit B    Form of Servicer Report
Exhibit C    Rating Levels
Exhibit D    Form of Purchase/Increase Request
Exhibit E    Schedule of Locations of Offices and Records and Trade Names
Exhibit F    Form of Opinion of Counsel for Seller and Internal Counsel to
    Performance Guarantor

RECEIVABLES PURCHASE AGREEMENT
RECEIVABLES PURCHASE AGREEMENT (this “Agreement”) dated as of December 16, 2014 by and among:
FIRST INSURANCE FUNDING OF CANADA INC.
(the “Seller” and “Servicer”)
-and-
CIBC MELLON TRUST COMPANY, in its capacity as
Trustee of PLAZA TRUST
(the “Purchaser”)
PRELIMINARY STATEMENTS

A.	Certain terms which are capitalized and used above and throughout this Agreement (in addition to those defined above) are defined in Article 1 of this Agreement.

A.	The Seller currently owns certain Receivables and expects, from time to time hereafter, to originate new Receivables.

B.
The Seller desires to sell, and, subject to the terms and provisions set forth herein, the Purchaser has agreed to purchase an undivided interest in all of the Seller’s right, title and interest in, to and under such Receivables, together with all agreements providing credit support therefor and all other collateral security therefor.

NOW, THEREFORE, in consideration of the premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:
“Account” means, with respect to a Receivable owing by an Obligor, the account of such Obligor maintained by the Seller in respect of such Receivable and other Receivables owing by the same Obligor that is identified as such by the Seller by a separate account number.
“Administrative Charges” means all fees, expenses and costs collected by the Servicer from Obligors pursuant to the terms of the Contracts which relate to the administration of the related Receivable, including for processing NSF (insufficient funds) payments by the Obligor.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favour of any other Person.
“Affected Party” means each of the following: the Agent or any other Person providing any liquidity, back-up purchase or credit support for the Purchaser with respect to the funding by the Purchaser of the Purchased Interest, or to maintain the Purchased Interest (or part thereof) under this Agreement.
“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person or a Subsidiary of such other Person. A Person shall be deemed to control another Person if the controlling Person owns more than fifty percent (50%) of any class of voting securities (or, if such controlled Person is not a corporation, more than fifty percent (50%) of any equity interest) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock or other equity interest, by contract or otherwise.
“Agent” means Royal Bank of Canada, in its capacity as the financial services agent of the Purchaser, and its successors and assigns in such capacity.
“Aggregate Net Investment” means, at any time with respect to the Purchaser, the aggregate amount of the cash payments in respect of the Purchase and all Increases, less the aggregate amount of Collections received and applied by the Purchaser to reduce such aggregate amount pursuant to Section 2.7(b), and less any Repurchase Payments received pursuant to Section 2.17; provided that (a) the Aggregate Net Investment shall be restored and reinstated in the amount of any Collections so received and applied if at any time the distribution of such Collection is rescinded or must otherwise be returned for any reason; and (b) on payment by the Seller of the amounts referred to in either Sections 2.16 or 8.3(c), the Aggregate Net Investment shall be nil.
“A.M. Best” means A.M. Best & Company and its successors.
“Applicable Limitations” means those limitations with respect to enforcement as a result of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws, now or hereafter in effect, affecting creditors’ rights generally; or (b) general principles of equity and similar principles of civil law, including, without limitation, limitations on the availability of remedies such as specific performance and injunctions.
“APR” means, in respect of a Receivable, the annual percentage rate at which interest is payable in respect of such Receivable as stated in the related Contract.
“Authorized Officers” means (a) in the case of any certification, any one of the chief executive officer, the chief operating officer, the president, the treasurer and the chief financial officer; provided that in the case of any Servicer Report to be certified in accordance with Section 2.14, any one of the chief executive officer, the vice president finance and the vice president operations of the Servicer and David Dykstra will comprise the “Authorized

Officers” of the Servicer; and (b) when used otherwise, means any Person holding any of the titles referred to in this definition.
“Available Rating” means:

(a)
in relation to the Performance Guarantor or a Backup Servicer, the rating of the long term unsecured debt of such Person by those Note Rating Agencies which rate such Person; provided that (x) if the long term unsecured debt of such Person is rated by more than one Note Rating Agency and such ratings are at different Rating Levels, the lower of such Rating Levels shall be the Available Rating, and (y) if no Note Rating Agency provides a rating of the long term unsecured debt of such Person, the Rating Level shall be unrated; and

(b)
in relation to a Carrier, the claims paying ability or insurance financial strength rating of such Carrier by those Insurer Rating Agencies which provide such a rating or, where this rating is not available, the long-term unsecured debt rating of such Carrier by an Insurer Rating Agency; provided that if (x) none of such ratings is provided by an Insurer Rating Agency, the Available Rating for such Carrier shall be unrated, and (y) if such ratings are at different Rating Levels, (A) the lower of the claims paying ability or insurance financial strength rating of such Carrier by those Insurer Rating Agencies which provide such a rating shall be the Available Rating, or (B) if no Insurer Rating Agency provides a claims paying ability or insurance financial strength rating of such Carrier, but there is more than one long-term unsecured debt rating of such Carrier by an Insurer Rating Agency, the lower of the long-term unsecured debt ratings by those Insurer Rating Agencies that do provide a rating shall be the Available Rating.

“Backup Servicer” means Wells Fargo Bank, N.A., or another entity with an Available Rating of BBB- or higher, or another entity that is otherwise acceptable to the Purchaser and in respect of which the Rating Agency Condition has been satisfied.
“Backup Servicing Agreement” means a backup servicing agreement in form acceptable to the Seller and the Purchaser, each acting reasonably, between the Seller, the Purchaser and a Back-Up Servicer whereby the Backup Servicer agrees to act as backup servicer in respect of the transaction provided for in this Agreement; the entering into of such agreement to be subject to satisfaction of the Rating Agency Condition and the approval of the risk management group of the Agent.
“Broker/Agent” means, in respect of a Receivable, any insurance broker or agent that acts or acted in connection with an insurance policy related to such Receivable including, without limitation, with respect to the issuance of the insurance policy related to such Receivable or the cancellation of such policy and the refund of any Unearned Premium.
“Business Day” means a day on which banks are open for business in Toronto, Ontario.
“Canadian Dollar” and “$” each means the lawful currency of Canada.

“Carrier” means any of: (a) an insurance company; (b) a government, governmental agency or subdivision thereof; or (c) a government-sponsored insurance company, assigned risk pool or joint underwriting association, in any such case, that shall have issued a Financed Insurance Policy at the request of an Obligor.
“Carrier Concentration Factor” means, at any time, for any Carrier:

(a)	if such Carrier has an Available Rating of BB+ or lower or is unrated, an amount equal to 40% of the Loss Reserve at such time;

(b)	if such Carrier has an Available Rating of BBB or BBB-, an amount equal to 66% of the Loss Reserve at such time;

(c)	if such Carrier has an Available Rating of A- or BBB+, an amount equal to 100 % of the Loss Reserve at such time; and

(d)	if such Carrier has an Available Rating of A or higher, an amount equal to 200% of the Loss Reserve at such time.
“Cash Reserve Account” means an account which, if required, will be an Eligible Deposit Account established by the Purchaser, the details of which will be provided to the Seller and Servicer and the balance of which will be held by the Purchaser subject to the terms and conditions hereof; provided that, for greater certainty, the Purchaser may, by notice to the Seller and Servicer, change the Cash Reserve Account to another Eligible Deposit Account at any time.
“Cash Reserve Deposit Amount” means, with respect to any Purchase or Increase, the amount, if any, by which (a) the amount on deposit in the Cash Reserve Account immediately before giving effect to the Purchase or Increase, as applicable, is less than (b) the Cash Reserve Required Amount calculated after giving effect to such Purchase or Increase.
“Cash Reserve Required Amount” means in respect of any date, an amount equal to:

(a)	if the Excess Spread in respect of the most recently completed Reporting Period prior to such date is less than 2.5% per annum, an amount equal to 1.25% of the Aggregate Net Investment; and

(b)	otherwise, nil.
“Charged-Off Receivable” means a Receivable which, consistent with the Credit and Collection Policy, would be written off the Seller’s books as uncollectible.
“Collection Account” means an Eligible Deposit Account established by the Purchaser, the details of which will be provided to the Seller and Servicer and the balance of which will be held by the Purchaser subject to the terms and conditions hereof; provided that, for greater certainty, the Purchaser may, by notice to the Seller and Servicer, change the Collection Account to another Eligible Deposit Account at any time.

“Collections” means, with respect to each Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all Finance Charges paid and all cash proceeds of Related Security with respect to such Receivable and any amount deemed to have been received by the Seller with respect to such Receivable pursuant to Section 2.12, but excluding Administrative Charges; and provided that the Servicer may deduct from the proceeds arising from the enforcement of any Defaulted Receivable all reasonable third party out-of-pocket costs incurred in connection with such enforcement with only the net amount of proceeds of enforcement being treated as a Collection hereunder.
“Commercial Paper” means promissory notes of the Purchaser issued in the Canadian commercial paper market.
“Commitment Maturity Date” means December 15, 2015 or such other date as the Purchaser and the Seller may agree to from time to time in writing; provided the Rating Agency Condition in respect of DBRS must be satisfied in respect of any extension of the Commitment Maturity Date beyond the later of (x) December 15, 2017, and (y) the third anniversary of the last extended Commitment Maturity Date in respect of which the Rating Agency Condition in respect of DBRS was satisfied.
“Contract” means, with respect to any Receivable, any and all agreements (including, without limitation, any premium finance agreement or premium instalment agreement) or such other writings pursuant to which such Receivable arises or which evidence such Receivable.
“Contract Value” means, at any time in respect of a Receivable, the Outstanding Balance of such Receivable at such time plus an amount equal to all interest which will accrue on such Receivable from such time to its maturity date on the assumption that all remaining payments under such Receivable are paid when due without any prepayments.
“Credit and Collection Policy” means the credit and collection policies and practices of the Seller relating to Receivables and Contracts, in each case, as existing on the date hereof, as the same may be modified from time to time in accordance with this Agreement.
“DBRS” means DBRS Limited and its successors.
“Default Ratio (Monthly)” means, in respect of any Reporting Period, the ratio calculated as at the last Business Day of such Reporting Period having (x) as its numerator, the aggregate Contract Value of Receivables which became Defaulted Receivables during such Reporting Period, and (y) as its denominator, the aggregate Contract Value of all Receivables at the beginning of such Reporting Period.
“Default Ratio (Three Month)” means, as at the end of any Reporting Period, the average of the Default Ratio (Monthly) for such Reporting Period and the two prior Reporting Periods.
“Default Ratio (Highest Average)” means, at any time, the highest Default Ratio (Three Month) determined as at the end of each of the 12 most recently completed Reporting Periods.

“Defaulted Receivable” means a Receivable: (a) as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment (b) as to which the Obligor thereunder is, to the best of the Servicer’s knowledge using reasonable business practices to keep informed, the subject of an event of bankruptcy; (c) which is a Charged-Off Receivable; or (d) as to which the Servicer has attempted to collect, from the Obligor, unpaid amounts due and payable for at least 60 days after the receipt of any Unearned Premium from the related Carrier.
“Deficiency Amount” means, in respect of any Business Day, the amount, if any, by which the sum of (x) the Net Receivables Balance on such day, plus (y) the aggregate of amounts deposited to the Collection Account pursuant to Section 2.9(b) in respect of prior Business Days and which have not been subject to allocation and payment on a Settlement Date, is less than (z) the Purchaser’s Ownership Amount.
“Delinquent Receivable” means a Receivable that (a) as to which any payment, or part thereof, remains unpaid for a period of 31 or more days and 60 or fewer days from the original due date for such payment.
“Delinquency Ratio” means the ratio calculated as at the end of each Reporting Period of (a) the aggregate Contract Value at such time of all Delinquent Receivables; to (b) the aggregate Contract Value at such time of all Receivables.
“Discount Factor” means, at any time, the amount determined in accordance with the following formula as at the end of the most recently completed Reporting Period:
(1 + (APR x 1.5 / 12) ) (1/ PR)
Where:
APR    =    the weighted average APR of the Receivables as at the end of the Reporting Period
PR    =    the Payment Rate in respect of such Reporting Period.
“Eligible Deposit Account” means an account in Canada with an Eligible Institution.
“Eligible Institution” means a depository institution organized under the laws of Canada or any one of the provinces thereof (a) whose deposits are insured by Canada Deposit Insurance Corporation; and (b) whose short term unsecured debt is rated “R-1 (middle)” or higher by DBRS or whose long term unsecured debt is rated “AA (low)” or higher by DBRS or which otherwise satisfies the Rating Agency Condition in respect of DBRS; (c) whose short term unsecured debt is rated “P-1” by Moody’s or whose long term unsecured debt is rated “A1” or higher by Moody’s or which otherwise satisfies the Rating Agency Condition in respect of Moody’s; (d) whose short term unsecured debt is rated “F1+” or higher by Fitch and whose long term unsecured debt is rated “AA-” or higher by Fitch or which otherwise satisfies the Rating Agency Condition in respect of Fitch; and (e) whose short term unsecured debt is rated “A-1+” by S&P and whose long term unsecured debt is rated

“AA-” or higher by S&P or which otherwise satisfies the Rating Agency Condition in respect of S&P.
“Eligible Receivable” means, at any time, any Receivable:

(a)
the Obligor of which (i) is located in Canada (which location when used in relation to an Obligor in this Agreement or in any other Transaction Document shall be determined, in the absence of actual notice, by reference to the address specified in the related Contract); and (ii) is not the government of Canada, Alberta or New Brunswick or a governmental subdivision or agency thereof;

(b)	the Obligor of which is not the Obligor of any Receivable which is a Defaulted Receivable;

(c)	the Obligor of which is not an Affiliate of the Seller;

(d)	in respect of which no payment, or part thereof, remains unpaid for 31 days or more from the original due date for such payment;

(e)	which is an “account” as such term is defined in the applicable PPSA;

(f)	which is payable only in Canada and is denominated only in Canadian Dollars;

(g)	which bears interest at a fixed rate

(h)	which had an original term to maturity of 12 months or less;

(i)
which arises under a Contract substantially in one of the forms attached as Exhibit A hereto, or such other forms as may otherwise be approved by the Purchaser in writing, such approval not to be unreasonably withheld or delayed, which, together with such Receivable, is (i) in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, subject to Applicable Limitations; and (ii) subject to no offset, counterclaim or other defence;

(j)
which arises under a Contract which (i) does not require the Obligor under such Contract (or the Carrier under any related Financed Insurance Policy) to consent to or receive notice of the transfer, sale or assignment of the rights and duties of the Seller under such Contract; (ii) does not contain a provision that restricts the right of any assignee of the Seller (including the Purchaser) to exercise the power of attorney granted to the Seller by such Obligor to cancel (if such policy can be cancelled) the related Financed Insurance Policy and direct remittance of the Unearned Premium thereon, if any; and (iii) does not contain a confidentiality provision that purports to restrict the ability of the Purchaser to exercise its rights under the Transaction Documents, including, without limitation, the right to review the Contract;

(k)
which, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation, in each such case where such contravention or violation would have a material adverse effect on the collectability of such Receivable;

(l)	which on the date of sale hereunder satisfies in all material respects all applicable requirements of the Credit and Collection Policy then in effect;

(m)	which was generated in the ordinary course of the Seller’s business, or by Equity Premium Finance Inc. (a predecessor by amalgamation of the Seller) in the ordinary course of its business;

(n)	the status of which has been identified by the Seller as “Active” and not as “Suspended” or “Closed”;

(o)	with respect to which the Seller conveys to the Purchaser good and marketable title to the Purchaser’s interest therein, free and clear of any Adverse Claim other than Permitted Adverse Claims;

(p)
which are secured in favour of the Seller by the related Unearned Premium, if any, and for which the Seller’s security interest or hypothec therein, in the case where such Obligor is located in any jurisdiction of Canada, notice of such security interest has been given to the applicable Carrier(s);

(q)	with respect to which the related Contract requires an initial down payment of not less than 8% of the total insurance premium;

(r)	with respect to the Outstanding Balance thereof, the related Contract requires that payments thereon are to be made by the applicable Obligor in monthly or quarterly instalments;

(s)
which has been funded by the Seller (or its predecessor by amalgamation, Equity Premium Finance Inc.), or which relates to an Account that has been funded by the Seller (or its predecessor by amalgamation, Equity Premium Finance Inc.); and

(t)
(i) the Carrier issuing the Financed Insurance Policy in connection therewith has an unconditional, legal, valid and binding obligation (subject to Applicable Limitations) to remit payment in full of the Unearned Premium, if any, to the Seller upon the cancellation (if such policy can be cancelled) of such Financed Insurance Policy, notwithstanding any bankruptcy, insolvency or similar proceeding involving, or any negligence, fraud, deceit or refusal to pay by, any Broker/Agent to which such Carrier may deliver any payment with a direction to remit the same to the Seller; (ii) neither such Carrier nor any Person claiming for or on behalf of such Carrier (including a trustee in bankruptcy for such Carrier) has asserted the invalidity or unenforceability of the obligation of such Carrier to remit payment of the Unearned Premium (if any) to the Seller; and (iii) such Financed Insurance Policy does not require the consent of, or notice to, such Carrier in order to perfect the transfer, sale or assignment by the Seller of its rights in and to any Unearned Premium thereunder.
In addition, (x) the Purchaser may, from time to time designate any Receivable that does not otherwise meet the criteria set forth above as an “Eligible Receivable” for purposes of this Agreement, and (y) the Seller may, from time to time, designate any Receivable that otherwise constitutes an “Eligible Receivable” as ineligible for purposes of this Agreement, provided that such designation does not result in a Deficiency Amount, and at all times thereafter such Receivable shall not constitute an “Eligible Receivable” hereunder.
“Excess Spread” means, in respect of any Reporting Period, the amount, if any, expressed as a percentage rate per annum, by which (x) the weighted average APR of the Receivables at the end of the Reporting Period, exceeds (y) the weighted average Funding Cost Rate for the Settlement Period starting in the Reporting Period.
“Facility Limit” means an amount equal to $150,000,000, as such amount may be reduced by the Seller pursuant to Section 2.15; provided, however, that at all times after the Termination Date the Facility Limit shall be the Aggregate Net Investment at such time.
“Fee Letter” means that certain Fee Letter dated as of the date hereof by and among the Seller and the Purchaser, as the same has been or may be from time to time replaced, amended, restated, supplemented or otherwise modified.
“Final Date” means the first day after the Termination Date when the Aggregate Net Investment has been reduced to zero or the date when any repurchase by the Seller has been completed under Sections 2.16 or 8.3 or a repurchase of the entire Purchaser’s Interest has been completed under Section 2.17.
“Finance Charge Collections” means, in respect of any period, the amount of Collections which represent collections of Finance Charges as determined in accordance with the historical business practices of the Seller.
“Finance Charges” means, with respect to a Contract, any finance, interest, late or similar charges owing by an Obligor pursuant to such Contract.
“Financed Insurance Policy” means (a) an insurance policy for which the payment of the premiums or other procurement costs associated therewith shall have been financed, in whole or in part, by an amount advanced or to be advanced by the Seller (or its predecessor by amalgamation, Equity Premium Finance Inc.) to or for the benefit of an Obligor pursuant to a Contract; together with (b) all contract and related rights existing in favour of such Obligor in connection with such insurance policy.
“Fitch” means Fitch Ratings Ltd. and its successors.

“Funded Receivable” means any Receivable which was at any time treated or represented by the Seller or the Servicer to be an Eligible Receivable.
“Funding Cost Rate” means, in respect of a day during a Settlement Period, the rate determined in accordance with the Fee Letter.
“Funding Costs” means, with respect to any Settlement Period, the aggregate of the following amounts calculated for each day during such Settlement Period:
FCR x ANI
365
where:
FCR     =    the Funding Cost Rate applicable to such day
ANI    =    the Aggregate Net Investment on such day
“Guarantee” of a Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract and shall include, without limitation, the contingent liability of such Person in connection with any application for a letter of credit.
“Increase” means an Increase in the Aggregate Net Investment pursuant to Section 2.2.
“Increase Date” shall have the meaning set forth in Section 2.2(a).
“Indebtedness” of a Person means such Person’s (a) obligations for borrowed money; (b) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade; (c) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person; (d) obligations which are evidenced by notes, acceptances, or other instruments; (e) obligations of such Person, as lessee under a lease of property which would be capitalized on a balance sheet of such Person prepared in accordance with generally accepted accounting principles; and (f) obligations for which such Person is obligated pursuant to a Guarantee.
“Indemnified Amounts” shall have the meaning set forth in Section 8.1.
“Indemnified Party” shall have the meaning set forth in Section 8.1.
“Insolvency Statute” shall have the meaning set forth in Section 3.1(m).
“Insurer Rating Agencies” means collectively A.M. Best, DBRS, Fitch, Moody’s or S&P and “Insurer Rating Agency” means any one of them.

“Issuer Trustee” shall have the meaning set forth in Section 9.12.
“Loss Percentage” means, at any time, the greater of:

(a)	(x) the Default Ratio (Highest Average); multiplied by (y) 2.5 and divided by (z) the Payment Rate; and

(b)	17%.
“Loss Reserve” means (x) at any time before the Termination Date, an amount equal to the Loss Percentage at such time multiplied by the Aggregate Net Investment at such time, and (y) on the Termination Date and any day thereafter, the Loss Reserve on the last day before the Termination Date determined under clause (x) above.
“Material Adverse Effect” when used at any time in connection with an event, failure, transaction, circumstance or similar context, means a material adverse effect on (a) the collectability of a material portion of the Receivables or the Collections or Related Security with respect thereto; or (b) the ability of the Seller or the Performance Guarantor, as applicable, to perform their respective obligations under the Transaction Documents.
“Monthly Remittance Conditions” means each of the following conditions:

(a)	the Seller is the Servicer;

(b)	no Servicer Termination Event has occurred and is continuing (and whether or not the Purchaser has exercised any rights in respect of such Servicer Termination Event); and

(c)	the Available Rating of the Performance Guarantor is BBB- or higher.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Net Contract Value Balance” means, at any time, the aggregate Contract Value of the Eligible Receivables at such time reduced by the sum (without duplication) of:

(a)
the aggregate amount by which the Contract Value at such time of all Eligible Receivables of each Obligor and those entities which to the knowledge of the Seller, are Affiliates of such Obligor, exceeds the Obligor Concentration Factor;

(b)
the aggregate amount by which the Contract Value at such time of all Eligible Receivables generated in connection with the issuance by each Carrier of Financed Insurance Policies exceeds the Carrier Concentration Factor for such Carrier;

(c)
the amount, if any, by which the aggregate Contract Value at such time of all Eligible Receivables related to Financed Insurance Policies which either (x) cannot be cancelled or (y) are fully earned (with the result that no Unearned Premium refund is available upon cancellation), exceeds one (1%) percent of the Contract Value of all Eligible Receivables; and

(d)
the amount, if any, by which the aggregate Contract Value at such time of all Eligible Receivables, with respect to which the related Contract requires that payments thereon are to be made by the applicable Obligor in quarterly instalments, exceeds two (2%) percent of the Contract Value of all Eligible Receivables.

“Net Receivables Balance” means at any time, the Net Contract Value Balance divided by the Discount Factor.
“Note Rating Agencies” means each of DBRS, Fitch, Moody’s and S&P.
“Obligor” means, with respect to any Receivable, the Person or Persons obligated to make payments pursuant to the Contract or any Guarantee relating to such Receivable but does not include, for greater certainty, any Carrier obligated to pay Unearned Premiums.
“Obligor Concentration Factor” means, at any time, for each Obligor, an amount equal to 20% of the Loss Reserve at such time.
“Outstanding Balance” of any Receivable at any time means the aggregate of all payments of principal remaining to be paid in respect of such Receivable.
“Payment Rate” means, in respect of any Reporting Period, the ratio calculated as at the last Business Day of such Reporting Period having (x) as its numerator, the aggregate amount of Collections received during such Reporting Period, and (y) as its denominator, the aggregate Contract Value of Receivables at the beginning of such Reporting Period.
“Percentage Factor” means, in respect of each Reporting Period:

(a)
where the Settlement Date falling within such Reporting Period is prior to the Termination Date, a fraction (expressed as a percentage) the numerator of which is the Purchaser’s Ownership Amount after giving effect to the settlement which occurred on the Settlement Date falling within such Reporting Period and the denominator of which is the Net Receivables Balance at the end of the prior Reporting Period; and

(b)
where the Settlement Date falling within such Reporting Period is on or after the Termination Date, the Percentage Factor determined under clause (a) of this definition for the last Reporting Period where the Settlement Date falling within such Reporting Period was prior to the Termination Date.

“Performance Guarantee” means the performance guarantee dated December 16, 2014 made by the Performance Guarantor in favour of the Purchaser with respect to the Seller’s and the Servicer’s obligations under this Agreement.
“Performance Guarantor” means Wintrust Financial Corporation and its successors.

“Permitted Adverse Claims” means any Adverse Claim in favour of the Purchaser or created by the Purchaser in favour of another Person or otherwise arising through the Purchaser.
“Person” means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.
“Potential Termination Event” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.
“PPSA” means, with respect to any province or territory of Canada, the Personal Property Security Act, or other legislation governing the granting of security or ownership interests in personal property, as from time to time in effect in such province or territory.
“Prime Rate” means the rate of interest per annum announced from time to time by Royal Bank of Canada as its reference rate then in effect for the purpose of determining interest rates on Canadian Dollar commercial loans made by it in Canada and commonly referred to by Royal Bank of Canada as its “prime rate.”
“Principal Collections” means, with respect to each Receivable, any Collections with respect thereto which are not Finance Charge Collections.
“Purchase” means the purchase by the Purchaser from the Seller of the Purchased Interest pursuant to this Agreement.
“Purchase Date” shall have the meaning set forth in Section 2.2(a).
“Purchased Interest” shall have the meaning set forth in Section 2.1(c).
“Purchase/Increase Request” shall have the meaning set forth in Section 2.2(a).
“Purchaser” has the meaning assigned to that term in the preamble to this Agreement, and any successor or permitted assign to such Person.
“Purchaser’s Ownership Amount” means, at any time, the sum of the Aggregate Net Investment and the Total Reserve Amount at such time.
“Quebec Receivable” means any Receivable where any one of the following conditions is satisfied:

(a)	the Obligor of such Receivable is located or domiciled in the Province of Quebec; or

(b)	such Receivable is payable at a location or to an account situated or maintained in the Province of Quebec,

“Rating Agency Condition” mean, in respect of any Note Rating Agency, a condition which is satisfied in respect of any particular action when (i) such Note Rating Agency advises the Purchaser or its agent in writing that such action will not in and of itself result in the Note Rating Agency reducing or withdrawing its ratings on the Commercial Paper, or (ii) in the case of Moody’s, that Moody’s has not advised the Purchaser or its agent within ten (10) Business Days of receiving notice of such action, that such action may or will result in a decrease or withdrawal of the rating; provided that if there is no Commercial Paper outstanding to fund the Aggregate Net Investment hereunder, the Rating Agency Condition shall be satisfied by obtaining the prior written consent of the Purchaser; provided that if there is a reference herein to the Rating Agency Condition without reference to one or more specific Note Rating Agencies, the Rating Agency Condition will be required to be satisfied in respect of all Note Rating Agencies.
“Rating Level” is used as provided in Section 1.4.
“Receivable” means any indebtedness or other obligations owed to the Seller by an Obligor and created in connection with the issuance of one or more Financed Insurance Policies, including, without limitation, the obligation to pay any Finance Charges with respect thereto.
“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, data processing software and related property and rights) relating to such Receivable and the related Obligor, if any.
“Related Security” means, with respect to any Receivable:

(a)
all of the Seller’s interest in the Financed Insurance Policy, the financing of which gave rise to such Receivable, including, without limitation, all of the Seller’s right, title and interest in and to the Unearned Premium thereunder;

(b)
all security interests, hypothecs or other liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable, or otherwise;

(c)
all Guarantees, powers of attorney, indemnities, warranties, letters of credit and proceeds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable, or otherwise;

(d)	all Contracts relating to the Accounts or Receivables; and

(e)	all proceeds of any of the foregoing.
“Reporting Date” means the 3rd Business Day prior to each Settlement Date.
“Reporting Period” means each calendar month.

“Repurchase Offer” shall have the meaning set forth in Section 2.17.
“Repurchase Payment” shall have the meaning set forth in Section 2.17.
“S&P” means Standard & Poor’s, Rating Services, a Standard & Poor’s Financial Services LLC business, and its successors.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Seller” has the meaning assigned to that term in the preamble to this Agreement, and any successor or permitted assigns of such Person.
“Seller’s Account” means the account set forth below or such other account in Toronto, Canada as the Seller may advise the Purchaser of in writing from time to time:
Pay to:            FIRST Insurance Funding of Canada
SWIFT CODE:    TDOMCATTTOR
Transit No.:        10202
Institution No.:    004
Account No.:        5307191
For Credit:        FIRST Insurance Funding of Canada

“Seller’s Percentage” means, in respect of each Reporting Period in respect of the Seller, a percentage which shall be equal to 100% minus the Percentage Factor in respect of such Reporting Period at such time; provided that the Seller’s Percentage shall never be less than 0%.
“Seller’s Retained Interest” shall have the meaning set forth in Section 2.1(c).
“Servicer” means the Seller and any other Person authorized pursuant to Section 6.1 to service, administer and collect Receivables in replacement of the Seller.
“Servicer Fee” has the meaning assigned to that term in Section 2.10(b) hereof.
“Servicer Report” means a report, in substantially the form of Exhibit B hereto or in such other form as is mutually-agreed to by the Seller and the Purchaser, furnished by the Servicer to the Purchaser pursuant to Section 2.14.
“Servicer Reserve” means, at any time, an amount equal to 0.50% of the Aggregate Net Investment at such time.
“Servicer Termination Event” means:

(a)
the Servicer (if the Seller or any Affiliate thereof), or the Seller shall fail to make any payment or deposit to be made by it under Section 2.7 hereunder when due and such failure shall remain unremedied for two Business Days;

(b)	the Seller shall fail to provide any notice required by Section 5.2(b)(i) of this Agreement within the time periods required by such Section;

(c)
the Servicer (if the Seller or any Affiliate thereof), shall fail to deliver a Servicer Report when due under Section 2.14 and such failure shall remain unremedied for two Business Days, unless any natural, technological, political or governmental (which for greater certainty includes an act of state) or similar event or circumstance occurs and is continuing, which is beyond the control of the Servicer and makes it impossible for the Servicer to make such delivery and so long as such event or circumstance was not anticipated at the date of entering into this Agreement;

(d)
the Seller, the Servicer or the Performance Guarantor shall fail to perform or observe any other term, covenant or agreement contained in any Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after the earlier of (i) the Seller, Servicer or Performance Guarantor, as applicable, becoming aware of such failure; and (ii) the Purchaser giving notice of such failure to the Seller, Servicer or Performance Guarantor, as applicable;

(e)
subject to Section 2.12(e) or (f), any representation, warranty, certification or statement made or deemed to be made by the Seller, the Servicer or the Performance Guarantor (or any of their respective officers) under or in connection with any Transaction Document or any Servicer Report or in any written information or report delivered by an officer of the Servicer, the Seller or the Performance Guarantor pursuant hereto shall prove to have been incorrect in any material respect when made or deemed made and continues to be incorrect or unremedied for a period of thirty (30) days after the earlier of (i) the Seller, Servicer or Performance Guarantor, as applicable, becoming aware of such incorrectness, and (ii) the Purchaser giving notice of such incorrectness to the Seller, Servicer or Performance Guarantor, as applicable;

(f)	either of the following shall occur:

(i)
failure of the Performance Guarantor to make a payment in respect of any Indebtedness for borrowed money in the aggregate in excess of US$15,000,000 (“Material Indebtedness”) when due and such failure shall continue after the applicable grace period, if any, specified in the agreement under which any such Indebtedness was created or is governed; or the default by the Performance Guarantor in the performance of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed and such default shall continue after the applicable grace period, if any, specified in such agreement, in each case if the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Performance Guarantor shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment or other mandatory prepayment not based on default made in accordance with the terms thereof) prior to the date of maturity thereof; or

(ii)
failure of the Seller to make a payment in respect of any Indebtedness for borrowed money in the aggregate in excess of $1,500,000 (“Seller Material Indebtedness”) when due and such failure shall continue after the applicable grace period, if any, specified in the agreement under which any Seller Material Indebtedness was created or is governed or the default by the Seller in the performance of any term, provision or condition contained in any agreement under which any Seller Material Indebtedness was created or is governed, in each case if the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Seller Material Indebtedness of the Seller shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment or other mandatory prepayment not based on default made in accordance with the terms thereof) prior to the date of maturity thereof;

(g)	the Performance Guarantor shall attempt to terminate or assert the invalidity or unenforceability of the Performance Guarantee or any provision thereof;

(h)
(i) the Seller or the Performance Guarantor shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller or the Performance Guarantor, in each case, seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of insolvent debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, which, in the case of any proceeding instituted against it shall remain undismissed for a period of 45 days; (ii) the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; or (iii) the Seller or the Performance Guarantor shall take any corporate action to authorize any of the actions set forth in clauses (i) and (ii) above in this subsection (h); or

(i)	the Performance Guarantor shall at any time fail to have an Available Rating of BB- or higher.
“Settlement Date” means (a) prior to the Termination Date, the 15th day of each calendar month or the next Business Day if the 15th day is not a Business Day; and (b) after the occurrence of a Termination Event, each Business Day selected by the Purchaser in its sole discretion.

“Settlement Period” means, the period beginning on and including each Settlement Date and ending on and excluding the next Settlement Date; provided that the first Settlement Period shall be the period beginning on and including the Purchase Date and ending on and excluding the first Settlement Date after the Purchase Date.
“Subsidiary” means, for any Person, any corporation or other business organization in respect of which more than fifty percent (50%) of the outstanding voting securities of, or other similar equity interest in, shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more such corporations or organizations or by such Person and one or more such corporations or organizations, and any partnership of which such corporation or organization is a general partner.
“Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, profits, withholding, excise, property, sales, use, occupation and franchise taxes (including, in each such case, any interest, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees or other assessments) imposed by Canada, any province or political subdivision thereof, any foreign government or any other jurisdiction or taxing authority.
“Termination Date” means the earliest to occur of (a) the date of the occurrence of a Termination Event described in Section (h); (b) that Business Day designated by the Seller pursuant to Section 2.15 as the date upon which the Facility Limit shall be reduced to zero; (c) the date upon which the Purchaser declares the Termination Date to have occurred pursuant to Section 7.1 or; (d) the Commitment Maturity Date.
“Termination Event” means an event described in Section 7.1.
“Total Reserve Amount” means an amount equal to (x) at all times on or prior to the Business Day prior to the Termination Date, the sum of the Loss Reserve and the Servicer Reserve, and (y) at all times after the last Business Day prior to the Termination Date, the amount determined under clause (x) above on the last Business Day prior to the Termination Date.
“Transaction Assets” means each and every Receivable, all Related Security, if any, with respect thereto, each and every Collection with respect thereto and all proceeds of any of the foregoing.
“Transaction Documents” means, collectively, this Agreement, the Fee Letter, the Performance Guarantee, the Backup Servicing Agreement (if any) and any and all other instruments, documents and agreements executed and/or delivered by the Seller, the Performance Guarantor or the Servicer (if the Seller or one of its Affiliates is the Servicer) pursuant to, or as required by the transactions contemplated by, any of the foregoing agreements.

“Trust Indenture” means the trust indenture dated as of November 20, 2001 between CIBC Mellon Trust Company, in its capacity as trustee of Plaza Trust, and Computershare Trust Company of Canada, in its capacity as indenture trustee, as supplemented by a supplemental trust indenture dated the same date with respect to the creation of Series 1 Notes, which trust indenture, as so supplemented, provides for the issuance by the Purchaser of, among other things, Commercial Paper, as such indenture and supplement may be further amended, restated, supplemented or otherwise modified from time to time.
“Unearned Premium” means, as of any date with respect to any Financed Insurance Policy, that portion of the premium theretofore paid to the Carrier that issued such Financed Insurance Policy (or its agent) which such Carrier would be required by law and/or contract to return to the Obligor or its assignee if such Financed Insurance Policy were to be cancelled on such date.

1.2	Computation of Time Periods
Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

1.3	Currency Matters
Unless otherwise specified, all amounts in this Agreement are stated in Canadian Dollars, and the symbol “$” without qualification shall be understood to mean Canadian Dollars.

1.4	Rating Levels
In this Agreement, unless otherwise indicated, a reference to the rating level of an entity by a Note Rating Agency or Insurer Rating Agency (a “Rating Level”) is a reference to the Rating Level that corresponds to the rating of that entity by that Note Rating Agency or Insurer Rating Agency as set forth in Exhibit C.

1.5	Additional Definition
For the purposes of the Trust Indenture and any liquidity agreements or credit enhancement agreements to which the Purchaser may be party in relation to this Agreement, the “Pool Investment Amount” shall mean the Aggregate Net Investment hereunder.

1.6	Knowledge of Seller
Any reference herein to the knowledge of the Seller, the Servicer or the Performance Guarantor, or to the Seller, the Servicer or the Performance Guarantor becoming aware of something, shall mean to the knowledge of an Authorized Officer of the Seller, the Servicer or the Performance Guarantor or any other employee or officer of the Seller with responsibility for the administration of this Agreement, or an Authorized Officer of the Seller, the Servicer or the Performance Guarantor (or other employee or officer of the Seller with responsibility for the overall administration of this Agreement) becoming aware of such matter.

ARTICLE 2
THE PURCHASE AND SETTLEMENTS

2.1	Agreements to Purchase and Sell; Purchase Price

(a)
The Seller hereby sells and assigns to the Purchaser, and the Purchaser hereby acquires from the Seller, the Purchased Interest (as determined from time to time pursuant to the terms hereof) on a fully serviced basis. The parties hereto intend such transfer of the Purchased Interest to be a sale of such Purchased Interest. Subject to the provisions of Article 6 hereof, upon such purchase, the Purchaser shall be entitled to exercise all incidents of ownership with respect to the Purchased Interest.

(b)
The purchase price for the sale by the Seller to the Purchaser of the Purchased Interest hereunder shall consist of the cash payments made by the Purchaser to the Seller in respect of the Purchase and each Increase.

(c)
It is hereby confirmed that the parties intend that this Agreement give effect to the sale, assignment and transfer from the Seller to the Purchaser of an undivided ownership interest in (i) each and every Receivable existing on the date the Purchased Interest shall have been purchased and in each and every Receivable existing or arising after such date and prior to the Termination Date (but in the case of Quebec Receivables, each and every Quebec Receivable existing on the date the Purchased Interest shall have been purchased and in each and every Receivable existing or arising after such date); (ii) all Related Security with respect to each such Receivable; (iii) each and every Collection made on or after the date the Purchased Interest shall have been purchased with respect to each such Receivable; and (iv) all proceeds of any of the foregoing. Such undivided ownership interest to be owned by the Purchaser pursuant to the terms hereof shall entitle the Purchaser to receive amounts from Collections as herein provided. Such undivided ownership interest acquired by the Purchaser is referred to as the “Purchased Interest.” For the purposes of the laws of the Province of Quebec, the parties confirm that (x) the Purchased Interest sold and assigned by the Seller to the Purchaser on the date hereof includes an undivided ownership interest in the universality of all present and future Quebec Receivables, all Related Security with respect to each such Quebec Receivable, each and every Collection made on or after the date hereof with respect to each such Quebec Receivable, and all proceeds of any of the foregoing (collectively, the “Initial Quebec Purchased Interest”), and (y) such undivided ownership interest acquired by the Purchaser is a variable interest to be determined from time on the basis of the Percentage Factor. The undivided ownership interest in (A) each and every Receivable existing on the date the Purchased Interest shall have been purchased and in each and every Receivable existing or arising after such date and prior to the Termination Date (but in the case of Quebec Receivables, each and every Quebec Receivable existing on the date the Purchased Interest shall have been purchased and in each and every Receivable existing or arising after such date), (B) all Related Security with respect to each such Receivable, (C) each and every Collection with respect to each such Receivable, and (D) all proceeds of any of the foregoing, not constituting the Purchased Interest shall be retained by the Seller and shall entitle the Seller to amounts from Collections as herein provided. Such undivided ownership interest is referred to as the “Seller’s Retained Interest.” The Seller and Purchaser shall hold the Seller’s Retained Interest and the Purchased Interest, respectively, as tenants in common.

(d)
Upon the Termination Date, the Purchaser shall automatically and without further action be deemed to sell, assign and reconvey to the Seller the Purchaser’s undivided ownership interest in (i) each and every Quebec Receivable coming into existence or arising on or after the Termination Date; (ii) all Related Security with respect to each such Receivable; (iii) each and every Collection with respect to each such Receivable; and (iv) all proceeds of any of the foregoing (collectively, the “Reconveyed Assets”). Upon such sale, assignment and reconveyance, the Reconveyed Assets shall no longer be considered to be part of the Purchased Interest hereunder. The sale, assignment and reconveyance by the Purchaser to the Seller under this Section 2.1(d) shall be effected without any representation or warranty (express, implied, statutory or otherwise) except for the Purchaser’s warranty that the Reconveyed Assets are not subject to any Adverse Claim created by, through, or in favour of, the Purchaser. The Purchaser shall, at the expense of the Seller, sign all documents reasonably required by the Seller, and take such other actions as may be reasonably requested by the Seller, in order to give effect to such sale, assignment and reconveyance, including rendering it opposable to third parties.

2.2	Purchase and Sale Procedure

(a)
Purchase and Increases. In the case of the Purchase or, subject to Section 2.2(d), any Increase, such Purchase or Increase shall be made on written or facsimile notice by the Seller to the Purchaser, given not later than 10:00 a.m. (Toronto time) on the third Business Day prior to the date of the proposed Purchase or Increase. Each such notice (a “Purchase/Increase Request”) shall be in writing in substantially the form of Exhibit D hereto. Each Purchase/Increase Request given hereunder shall be effective upon the receipt thereof by the Purchaser and shall be irrevocable and binding on the Seller. The Seller shall indemnify the Purchaser against any and all losses and expenses incurred by the Purchaser as a result of any failure by the Seller to complete the Purchase or any Increase including, without limitation, any and all losses (excluding loss of anticipated profits) and expenses incurred by the Purchaser by reason of the liquidation or reemployment of funds acquired or requested by it to fund such Purchase or Increase. Each Purchase/Increase Request made by the Seller shall, among other things, specify therein:

(i)	the requested date of such Purchase or Increase which shall be a Business Day and, in the case of each Increase, a Settlement Date (the related “Purchase Date” or “Increase Date,” as applicable);

(ii)	the cash payment to be made in connection therewith, which shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess of such amount;

(iii)	the Percentage Factor which shall exist immediately following the consummation of such proposed Purchase or Increase; and

(iv)	the Purchaser shall have completed such searches in the Province of Quebec as it may reasonably require to determine that the Quebec Receivables are not subject to any Adverse Claim.
No Purchase/Increase Request may be given to the Purchaser at any time on or after the Termination Date.

(b)
Payments by Purchaser. On each Purchase Date or Increase Date, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article 4, no later than 11:00 a.m. (Toronto time) make available to the Seller the amount of the cash payment requested in the applicable Purchase/Increase Request by:

(i)	as to the Cash Reserve Deposit Amount in respect of such Purchase or Increase, direct deposit by the Purchaser of such amount into the Cash Reserve Account on the Purchase Date or Increase Date; and

(ii)	as to the balance, deposit to the Seller’s Account.

(c)
General Rules Relating to Increases. No Increase shall be made by the Purchaser on or after the Termination Date. In addition, neither the Purchase nor any Increase shall be made if, after giving effect to such Purchase or Increase, either (i) the Aggregate Net Investment would exceed the Facility Limit then in effect; or (ii) the Percentage Factor would exceed 100%.

(d)
Delay of Increases. Notwithstanding the foregoing, the Purchaser may, at its option, extend the date of an Increase Date to the first Settlement Date (the “Extension Date”) that is more than 35 days following the date of delivery of the related Purchase/Increase Request by providing the Seller with notice of such extension not later than one (1) Business Day prior to the initially proposed Increase Date. If the Purchaser exercises such right to extend an Increase Date, the Seller will on or before the Reporting Date immediately preceding the Extension Date either (i) deliver an updated Purchase/Increase Request confirming the request for the Increase, or (ii) notify the Purchaser that it is not requesting the Increase.

2.3	Funding Costs, Fees and Other Costs and Expenses

(a)
Seller shall pay, as and when due in accordance with this Agreement, all amounts payable pursuant to Article 8 hereof, if any, and all other amounts payable by it hereunder (including, without limitation, the amounts set forth in Section 2.12), if any, or under the Fee Letter.

(b)	If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

(c)	The Funding Costs and all per annum fees hereunder or under the Fee Letter shall be calculated for the actual days elapsed on the basis of a 365-day year.

(d)
No provision of this Agreement shall require the payment or permit the collection of Funding Costs in excess of the maximum amount permitted by applicable law. Funding Costs shall not be considered paid by any payment if at any time such payment is rescinded or must be returned for any reason.

(e)
For the purposes of the Interest Act (Canada) this Agreement or any other Transaction Document, the annual rate to which any Funding Cost Rate or interest rate expressed on the basis of a 365-day year is equivalent, is such rate multiplied by the actual number of days in the year and divided by 365.

2.4	Collections
Collection of the Receivables shall be administered by the Servicer in accordance with the terms of this Agreement and the Credit and Collection Policy. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Date. Subject to Section 2.9 hereof, all Collections shall be deposited to the Collection Account and then disbursed as herein provided.

2.5	Allocations Prior to Termination Date
On each Settlement Date prior to the Termination Date, the Servicer shall make the following allocations of Collections in respect of the Reporting Period ended prior to such Settlement Date:

(a)	allocate to the Seller the Seller’s Percentage of Collections for such Reporting Period;

(b)	out of the Percentage Factor of Collections for such Reporting Period and amounts available from the Cash Reserve Account in accordance with Section 2.8(a), make the following allocations:

(i)	firstly, to the Purchaser, an amount equal to the Funding Costs in respect of the Settlement Period ending prior to such Settlement Date and not previously allocated;

(ii)
secondly, to the Purchaser, all replacement Servicer Fees accrued to and including such Settlement Date and not previously allocated, such allocation satisfying any obligation of the Seller to pay such fees;

(iii)	thirdly, to the Purchaser, all other fees payable hereunder not previously allocated, such allocation satisfying any obligation of the Seller to pay such fees; and

(iv)
fourthly, if (x) the Percentage Factor for the Reporting Period in which the Settlement Date occurs would exceed 100%, or (y) the Net Receivables Balance as at the end of the prior Reporting Period would be less than the Purchaser’s Ownership Amount on such Settlement Date, to the Purchaser an amount such that if such amount were applied to reduction of the Aggregate Net Investment, neither of the conditions in foregoing clauses (x) and (y) would exist;

(v)
fifthly, if the amount on deposit in the Cash Reserve Account is less than the Cash Reserve Required Amount, calculated after giving effect to any reduction in the Aggregate Net Investment on such Settlement Date pursuant to Section 2.7(b), to the Purchaser an amount equal to such deficiency; and

(vi)	sixthly, to the Seller.

2.6	Allocations After the Termination Date
On each Settlement Date on or after the Termination Date, the Servicer shall make the following allocations of Collections in respect of the Reporting Period ended prior to such Settlement Date:

(a)	out of the Seller’s Percentage of Collections for such Reporting Period, make the following allocations:

(vii)	firstly, to the Purchaser, an amount equal to the Seller’s Percentage of unpaid replacement Servicer Fees which have not previously been allocated; and

(viii)	secondly, to the Seller;

(b)	out of the Percentage Factor of Collections for such Reporting Period and amounts available from the Cash Reserve Account in accordance with Section 2.8(b), make the following allocations:

(i)	firstly, to the Purchaser, an amount equal to the Funding Costs in respect of the Settlement Period ending prior to such Settlement Date and not previously allocated;

(ii)
secondly, to the Purchaser, an amount equal to the Percentage Factor of unpaid replacement Servicer Fees accrued to and including such Settlement Date and not previously allocated, such allocation satisfying any obligation of the Seller to pay such fees;

(iii)	thirdly, to the Purchaser, all other fees payable hereunder which have not previously been allocated, such allocation satisfying any obligation of the Seller to pay such fees;

(iv)	fourthly, to the Purchaser in reduction of the Aggregate Net Investment until such time as the Aggregate Net Investment has been reduced to zero;

(v)	fifthly, to the Seller.

2.7	Payments on Settlement Date

(a)	On each Settlement Date, the Servicer shall make the following payments out of the Collection Account:

(vi)	pay to the Seller all amounts allocated to the Seller pursuant to Sections 2.5 and 2.6 on such Settlement Date;

(vii)	pay to the Purchaser all amounts allocated to the Purchaser pursuant to Sections 2.5 and 2.6 in respect of Funding Costs for the Settlement Period then ending; and

(viii)	pay to the Purchaser all amounts allocated to the Purchaser pursuant to Sections 2.5 and 2.6 other than in respect of Funding Costs on such Settlement Date.

(b)	Amounts paid to the Purchaser in respect of allocations to the Purchaser pursuant to Sections 2.5(b)(iv) and 2.6(b)(iv) shall be applied in reduction of the Aggregate Net Investment.

(c)
Amounts paid to the Purchaser in respect of allocations to the Purchaser pursuant to Sections 2.5(b)(ii) (but only with respect to unpaid replacement Servicer Fees), 2.6(a)(i) and 2.6(b)(ii) (but only with respect to unpaid replacement Servicer Fees) shall be paid by the Purchaser to the replacement Servicer.

(d)	Amounts paid to the Purchaser in respect of allocations to the Purchaser pursuant to Section 2.5(b)(v) shall be deposited by the Purchaser to the Cash Reserve Account.

2.8	Cash Reserve Account
Amounts held in the Cash Reserve Account will:

(a)
prior to the Termination Date, be available to the Purchaser on each Settlement Date for application in accordance with Sections 2.5(b)(i) to (iv), if and to the extent that the Percentage Factor of Collections for the related Reporting Period is less than the aggregate, for such Settlement Date, of the required allocations pursuant to Sections 2.5(b)(i)(iv) on such Settlement Date, and on each Settlement Date prior to the Termination Date, after giving effect to the allocations and payments provided for in Sections 2.5 and 2.7, if the amount on deposit in the Cash Reserve Account exceeds the Cash Reserve Required Amount, the excess shall be released to the Seller; and

(b)
from and after the Termination Date, all funds on deposit in the Cash Reserve Account shall be deposited to the Collection Account and allocated and applied as Principal Collections in accordance with Section 2.6(b) and 2.7.

2.9	Commingling

(a)
If the Monthly Remittance Conditions are satisfied and no Termination Event has occurred that is continuing, the Servicer shall be entitled to commingle Collections with its general funds and deposit to the Collection Account the Collections for each Reporting Period on the related Settlement Date. In making such deposit, the Servicer shall be entitled to make the deposit net of the amounts payable to the Seller pursuant to Section 2.7 on such Settlement Date but shall account for all allocations, deposits and payments on each Settlement Date as if all such amounts were deposited and paid separately.

(b)	If the Monthly Remittance Conditions are not satisfied and no Termination Event has occurred that is continuing, the Servicer shall:

(i)
starting on the first day of each Reporting Period, deposit Collections to the Collection Account within two Business Days of receipt by the Servicer until the amounts reasonably estimated to be required to be withdrawn from the Collection Account on the Settlement Date following such Reporting Period pursuant to Sections 2.7(a)(ii) and (iii) of this Agreement have been accumulated therein. If, on any Settlement Date, any amounts are required to be withdrawn from the Collection Account pursuant to Sections 2.7(a)(ii) and (iii) in excess of the amounts deposited to the Collection Account by the Servicer from Collections in respect of the related Reporting Period, the Servicer shall immediately remit such additional amounts to the Collections Account from Collections so commingled;

(ii)
within two Business Days (a “calculation date”) of each Business Day (a “reference date”), acting reasonably and relying on the information available to it on such calculation date, estimate if a Deficiency Amount exists in respect of such reference date and, if it so estimates that a Deficiency Amount exists in respect of a reference date, (x) report such Deficiency Amount to the Purchaser, and (y) make a deposit to the Collection Account in respect of such Deficiency Amount as required by Section 2.9(b)(iii); and

(iii)
without limiting the application of 2.9(b)(i), if on any Business Day the Servicer estimates pursuant to Section 2.9(b)(ii) or otherwise determines that a Deficiency Amount existed in respect of a Business Day, prior to the close of business on the date of such estimation or determination, make a deposit into the Collection Account from Collections received during the Reporting Period which includes the Business Day in respect of which the Deficiency Amount existed in an amount equal to the lesser of:

(A)	such Deficiency Amount;

(B)	the amount of Collections received by the Servicer prior to such day in respect of the current Reporting Period less the amount of such

Collections previously deposited to the Collection Account in respect of such Reporting Period.
For greater certainty, Collections deposited to the Collection Account in respect of a Deficiency Amount for a Business Day shall be applied as Collections in respect of the Reporting Period which includes such Business Day.

(c)	If a Termination Event has occurred and is continuing, the Servicer shall deposit into the Collection Account all Collections of Receivables within two Business Days of receipt by the Servicer.

2.10	Fees

(a)	The Seller shall pay to the Purchaser, the fees required to be paid by the Seller under the terms of the Fee Letter, when and as the same shall become due thereunder.

(b)
The Servicer, if other than the Seller or its designee or an Affiliate of the Seller, shall be entitled to receive a commercially reasonable fee (the “Servicer Fee”) from the date of appointment until Final Date. Such Servicer Fee shall be paid only from the Collections of the Transaction Assets.

2.11	Protection of Ownership Interest of the Purchaser
The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all action that the Purchaser may from time to time reasonably request in order to perfect or protect the Purchaser’s interests in the Transaction Assets and to enable the Purchaser to exercise or enforce any of its rights hereunder. Without limiting the generality of the foregoing, the Seller will,

(a)
on or prior to the date hereof mark its master data processing records and other books and records relating to the Transaction Assets with a legend stating that an undivided ownership interest therein has been sold to the Purchaser;

(b)	execute and file such financing or continuation statements or amendments thereto or assignments thereof as may be reasonably requested by the Purchaser; and

(c)
upon the request of the Purchaser following the occurrence and during the continuance of a Servicer Termination Event (i) subject to applicable laws relating to the privacy of personal information, deliver to the Purchaser all Contracts relating to the Transaction Assets, and (ii) notify each Carrier that the security interest granted to the Seller in the Unearned Premiums as collateral security for the related Receivables has been assigned to the Purchaser.

To the fullest extent permitted by applicable law, the Purchaser shall be permitted to sign and file financing change and continuation statements and amendments thereto and assignments thereof without the Seller’s signature. The Seller shall not change its name nor relocate its chief executive office outside of Ontario nor relocate any office where Records are kept unless it shall have: (1) given the Purchaser at least thirty (30) days’ prior notice thereof, and (2) delivered to the Purchaser all financing statements, instruments and other documents reasonably requested by the Purchaser in connection with such change or relocation.

2.12	Deemed Collections

(a)
If on any day the Outstanding Balance of a Funded Receivable is either (x) reduced or cancelled as a result of any cash discount or any adjustment by the Seller, or (y) reduced or cancelled as a result of a set-off in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or, if such Receivable is cancelled, in the amount of the Outstanding Balance thereof in full (calculated as of the point in time immediately prior to the applicable reduction or cancellation) and the Seller shall forthwith deliver an amount equal to such Collection to the Servicer.

(b)
If the representation and warranty in Section 3.1(h) is not true with respect to a Funded Receivable at the time made or deemed made or on any day a Funded Receivable is reported to be an Eligible Receivable (including by being included in a Servicer Report as an Eligible Receivable) when it is not an Eligible Receivable, the Seller shall be deemed to have received on such day a Collection of the Outstanding Balance of such Receivable in full and the Seller shall forthwith deliver an amount equal to such Collection to the Servicer.

(c)
If on any day the Seller shall extend, amend or otherwise modify the terms of any Funded Receivable, or amend, modify or waive any term or condition of the Contract under which such Receivable arises, in each case, in a manner which materially adversely affects the collectibility of such Receivable thereunder, the Seller shall be deemed to have received on such day a Collection of the Outstanding Balance of such Receivable in full (or, in the case of any amendment of the terms of any Receivable which merely reduces the Outstanding Balance of such Receivable, a Collection of such Receivable in the amount of such reduction) and the Seller shall forthwith deliver an amount equal to such Collection to the Servicer; provided, however, that no such extension, amendment, modification or waiver shall be made except in accordance with Section 6.3(a) hereof.

(d)
Any payment by an Obligor in respect of any indebtedness owed by it to the Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law, be applied as a Collection of any Receivable of such Obligor starting with the oldest such Receivable, unless the Seller has determined in accordance with its usual practices that such payment should be applied against any other Receivable of such Obligor.

(e)	Upon the delivery by the Seller of a Collection of the Outstanding Balance of a Receivable in full pursuant to Section 2.12(a), (b) or (c), (i) the Purchaser shall automatically, without the requirement for any further formality, document or instrument of assignment, be deemed to sell and assign to the Seller or its designee, without recourse, representation or warranty (express, implied, statutory or otherwise) except for the Purchaser’s warranty that the Purchased Interest therein is not subject to any Adverse Claim created by, through or in favour of, the Purchaser, all of the Purchaser’s right, title and interest in and to such Receivable, all Related Security with respect to such Receivable, all Collections (other than the deemed Collections, with respect thereto) and all proceeds of any of the foregoing; and (ii) such Receivable shall cease to be a Receivable for the purpose of this Agreement and any other Transaction Documents. The Purchaser shall, at the Seller’s sole expense, execute such documents and instruments of transfer or assignment, release, reconveyance or discharge, as the case may be, and take such other actions as may be reasonably requested by the Seller to effect the sale and assignment by the Purchaser to the Seller of such Purchased Interest pursuant to this Section 2.12.

(f)
Notwithstanding anything else contained herein, the obligation of the Seller to make a Collection in respect of any of the matters contemplated by this Section 2.12 shall constitute the sole remedy available to the Purchaser in respect of any such matters and the making of such Collection by the Seller in accordance with the terms of this Section 2.12 shall be deemed to cure the circumstances giving rise to the requirement to deliver such Collection and any related Termination Event or Potential Termination Event.

2.13	Payments and Computations, Etc.
All amounts to be paid (including, without limitation, any amounts required to be paid pursuant to Article 8) by the Seller or the Servicer hereunder shall be paid in accordance with the terms hereof no later than 11:00 a.m. (Toronto time) on the day when due in immediately available funds to an account in Toronto, Ontario designated by the Purchaser. The Seller shall, to the extent permitted by law, pay to the Purchaser upon its demand therefor, interest on all amounts not paid or deposited when due hereunder at a rate equal to the Prime Rate plus one percent (1%) per annum. All computations of interest hereunder shall be made on the basis of a year of 365 days for the actual number of days (including the first but excluding the last day) elapsed. The Seller shall maintain the Seller’s Account at all times during the term of this Agreement.

2.14	Reports
On or prior to the Reporting Date in each month, the Servicer shall prepare and forward to the Purchaser (a) a Servicer Report certified therein as true and correct by any Authorized Officer on behalf of the Servicer and without personal liability, as of the close of business of the Servicer on the last day of the immediately preceding Reporting Period; and (b) if requested by the Purchaser, and subject to applicable laws relating to the privacy of personal information, a detailed listing, by Obligor, of each Receivable together with an aging of such Receivables. Promptly following receipt by the Purchaser of each Servicer Report, the Purchaser shall forward a copy of such report to DBRS.

2.15	Termination or Reduction of Unused Facility Limit
The Seller may, upon at least thirty (30) days’ notice to the Purchaser, terminate in whole or reduce in part the unused portion of the Facility Limit; provided, however, that each partial reduction shall be in an amount equal to $5,000,000 or integral multiples of $1,000,000 in excess thereof.

2.16	Right to Repurchase
The Servicer (if the Seller or an Affiliate) or otherwise, the Seller, shall have the right, on five (5) Business Days’ written notice to the Purchaser, on any Settlement Date:

(a)	following the Termination Date and the reduction of the Aggregate Net Investment to a level that is less than ten percent (10%) of the highest Aggregate Net Investment;

(b)	with respect to which the Funding Cost Rate for the preceding Settlement Period was calculated other than pursuant to Section 1(a) of the Fee Letter for 15 or more days;

(c)	following receipt of a notice from the Purchaser that it intends to extend the date of an Increase Date pursuant to Section 2.2(d);

(d)
with respect to which the Funding Cost Rate for the preceding Settlement Period was calculated pursuant to Section 1(a) of the Fee Letter using a CP Rate that exceeded CDOR at the relevant time by more than 0.50% for 15 or more days; or

(e)	following the appointment pursuant to Section 6.1 of any Person other than the Seller or an Affiliate to service, administer and collect Receivables,

to repurchase from the Purchaser all, and not part, of the then outstanding Purchased Interest. The purchase price in respect thereof shall be an amount equal to the sum of (x) the aggregate accrued and unpaid Funding Costs through to the date of repurchase, plus (y) the Aggregate Net Investment at the date of repurchase, payable in immediately available funds. Upon payment of such purchase price plus all other amounts payable by the Seller (whether due or accrued) hereunder or under any of the other Transaction Documents to the Purchaser at such time, the Purchaser shall automatically and without further action be deemed to sell and assign the Purchased Interest to the Servicer or, as applicable, the Seller, without recourse, representation or warranty (express, implied, statutory or otherwise) except for the Purchaser’s warranty that such Purchased Interest is not subject to any Adverse Claim created by, through, or in favour of the Purchaser. The Purchaser shall, at the Seller’s sole expense, execute such documents and instruments of transfer or assignment, release, reconveyance or discharge, as the case may be, and take such other actions as may be reasonably requested by the Servicer or, as applicable, the Seller, to effect the sale and assignment by the Purchaser to the Servicer of such Purchased Interest pursuant to this Section 2.16.

2.17    Agreements to Repurchase
From time to time, the Seller may, in its sole discretion, pursuant to an appropriately completed Servicer Report delivered to the Purchaser, offer to repurchase (a “Repurchase Offer”) from the Purchaser a portion of the Purchased Interest on the next Settlement Date by making a cash payment (a “Repurchase Payment”) to the Purchaser on such Settlement Date. The Purchaser, upon receipt of a Repurchase Offer, may, in its sole discretion, accept the Repurchase Offer and agree to resell a portion of the Purchased Interest to the Seller by accepting the Repurchase Offer. The acceptance by the Purchaser of a Repurchase Payment made by the Seller to the Purchaser on the Settlement Date shall be deemed acceptance by the Purchaser of the Repurchase Offer. Upon payment of the Repurchase Payment by the Seller to the Purchaser on the Settlement Date and the acceptance by the Purchaser of such payment, the Purchaser shall, automatically, without the requirement for any further formality, document or instrument of assignment, be deemed to sell and assign to the Seller a portion of its Purchased Interest such that from and after the Settlement Date, the Aggregate Net Investment shall be reduced by the amount of the Repurchase Payment. The conveyance by the Purchaser to the Seller of a portion of the Purchased Interest pursuant to this Section 2.17 shall be without recourse, representation or warranty (express, implied, statutory or otherwise) except for the Purchaser’s warranty that such portion of the Purchased Interest is not subject to any Adverse Claim created by, through, or in favour of, the Purchaser. The Purchaser shall, at the Seller’s sole expense, execute such documents and instruments of transfer or assignment, release, reconveyance or discharge, as the case may be, and take such other actions as may be reasonably requested by the Seller to effect the sale and assignment by the Purchaser to the Seller of such Purchased Interest pursuant to this Section 2.17. For greater certainty, this Section 2.17 shall not obligate the Seller to repurchase all or any part of the Purchased Interest, shall not create a right on the part of the Seller to repurchase all or any part of the Purchased Interest, and shall not obligate the Purchaser to sell all or any part of the Purchased Interest.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Seller
The Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the date of each acquisition of a Receivable by the Purchaser (unless such representation and warranty is expressly given as of a specified date) that:

(a)
Existence and Power. The Seller is a corporation duly formed and validly existing under the laws of Canada. The Seller has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where the failure to do so would not have a Material Adverse Effect.

(b)
Corporate and Governmental Authorization; Non-Contravention. The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except as contemplated by Section 2.11), and do not contravene, or constitute a default under, any provision of applicable law or regulation (except where failure to comply would not have a Material Adverse Effect) or of its charter or by-laws or of any agreement, judgement, injunction, order, decree or other instrument binding upon it (except where failure to comply would not have a Material Adverse Effect) or result in the creation or imposition of any Adverse Claim on any of the Transaction Assets (except any Permitted Adverse Claim). None of the transactions contemplated by the Transaction Documents requires compliance with any bulk sales act or similar law. Each of the Transaction Documents to which it is a party has been duly executed and delivered by the Seller.

(c)
Binding Effect. This Agreement and the other Transaction Documents to which the Seller is a party constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, subject in each case to Applicable Limitations.

(d)
Perfection. All financing statements and other documents required to be recorded or filed in order to perfect and protect the first priority of the Purchased Interest created hereby against all creditors of and purchasers from the Seller will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

(e)
Accuracy of Information. Each Servicer Report (if prepared by the Seller or any Affiliate of the Seller, or to the extent that information contained therein is supplied by the Seller, or any Affiliate of the Seller), information, exhibit, financial statement, document, book, record or report furnished or to be furnished in writing at any time by the Seller to the Purchaser pursuant to any of the Transaction Documents is or will be accurate in all material respects as of its date or as of the date so furnished.

(f)
Actions, Suits. As of the date hereof, there are no actions, suits or proceedings pending, or to the knowledge of the Seller threatened, against or directly affecting the Seller, or any Affiliate of the Seller or any of their properties, in or before any court, arbitrator or other body, which would have a Material Adverse Effect if adversely determined against the Seller or its Affiliate, as the case may be; the Seller is not in default with respect to any contractual obligation or any order of any court, arbitrator or governmental body, which default would have a Material Adverse Effect.

(g)
Financial Statements; Material Adverse Changes. The audited consolidated balance sheet of the Performance Guarantor and its Subsidiaries dated as of December 31, 2013, and the consolidated statements of income, and cash flows relating thereto for the fiscal year then ended, copies of which have been furnished to the Purchaser, fairly present the financial condition of the Performance Guarantor and its Subsidiaries as at such date and the results of the operations and cash flows of the Performance Guarantor and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied;

provided that, for greater certainty, if at any time the Performance Guarantor is required to restate such financial statements as a result of a change in applicable generally accepted account principles after the date hereof, such restatement shall not be a breach of this representation and warranty. Since the date that the Seller delivered or made available to the Purchaser the last financial statements of the Performance Guarantor prior to the date hereof or pursuant to Section 5.2(a)(i), as the case may be, there has been no material adverse change in the properties, condition (financial or otherwise), or business operations of the Performance Guarantor, the Seller, or in the collectability of a material portion of the Receivables or in the Performance Guarantor’s or the Seller’s ability to perform its obligations under the Transaction Documents.

(h)
Title to Receivables; No Adverse Claims. The Seller has conveyed, or will convey, to the Purchaser equitable title and a valid and perfected first priority undivided ownership interest to the extent of the Purchased Interest in each Receivable and the Related Security, then existing or thereafter (prior to the Termination Date) arising and Collections with respect thereto free and clear of any Adverse Claim other than Permitted Adverse Claims. As of the date hereof, no effective financing statement or other instrument similar in effect covering any such Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favour of the Purchaser in respect of this Agreement and those filed against the Purchaser. The Seller has notified each Carrier, in writing, of (a) the existence of each Receivable arising in connection with the procurement of a Financed Insurance Policy from such Carrier; and (b) the interest of the Seller in the Unearned Premium under such Financed Insurance Policy.

(i)
Chief Executive Offices; Location of Records. The chief executive office of the Seller and the offices where the Seller keeps its records concerning the Receivables are located at the addresses specified on Exhibit E hereto (or at such other locations, notified to the Purchaser in accordance with Section 2.11, in jurisdictions where all action required by such Section 2.11 has been taken and completed). Except as disclosed on Exhibit E or as notified to the Purchaser in accordance with Section 2.11, the Seller has not created any Receivables under any trade name, fictitious name, assumed name or “doing business as” name.

(j)
Termination Event. As of the date hereof and the date of each Increase, no event has occurred and is continuing, or would result from the Purchase of the Purchased Interest or any Increase or from the application of the proceeds therefrom, which constitutes a Termination Event or Potential Termination Event.

(k)
Accounting Treatment. The Seller will account for the transfer of the Purchased Interest to the Purchaser in its financial statements as a sale of the Purchased Interest consistent with, and unless otherwise required by, generally accepted accounting principles.

(l)	Credit and Collection Policy. With respect to each Funded Receivable, the Seller has complied in all material respects with its Credit and Collection Policy.

(m)
Solvency. The Seller is not an insolvent person, in insolvent circumstances or on the eve of insolvency, as applicable, within the meaning of any of the Insolvency Statutes (as defined below). The Seller will not become an insolvent person or be put in insolvent circumstances within the meaning of any of the Insolvency Statutes by entering into, or immediately after the completion of the transactions contemplated by the Transaction Documents. For the purposes hereof, “Insolvency Statutes” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the Fraudulent Preferences Act (Ontario), the Assignment and Preferences Act (Ontario) and the Civil Code of Quebec.

3.2	Reaffirmation of Representations and Warranties
On each day that any Increase is completed, the Seller, shall be deemed to have certified that (a) all representations and warranties set forth in Section 3.1 are correct on and as of such day as though made on and as of such day; and (b) no event has occurred or is continuing, or would result from such Increase, which constitutes a Termination Event or a Potential Termination Event.

ARTICLE 4
CONDITIONS PRECEDENT
4.1    Conditions to Closing
On or prior to the date of execution hereof, the Seller shall deliver or cause to be delivered to the Purchaser the following documents, instruments and fees all of which shall be in a form and substance acceptable to the Purchaser:

(a)	Duly executed copies of this Agreement, the Performance Guarantee and the Fee Letter.

(b)
A certificate of the Secretary of the Seller certifying (i) a copy attached thereto of the resolutions of the Board of Directors and of the sole shareholder authorizing and approving the execution and delivery of this Agreement and the other Transaction Documents to be delivered by the Seller and the performance by the Seller of the transactions contemplated hereby or thereby; (ii) a copy of the articles of incorporation of the Seller; and (iii) the true names and signatures of the Persons authorized on behalf of the Seller to execute such documents (on which certificate the Purchaser may conclusively rely until such time as the Purchaser shall receive from the Secretary of the Seller a revised certificate meeting the requirements of this Section 4.1(b).

(c)	A certificate of the Secretary of the Performance Guarantor certifying (i) a copy attached thereto of the resolutions of the Board of Directors or other corporate authorities authorizing and approving the execution and delivery of this Agreement by the Performance Guarantor, and the performance by the Performance Guarantor of its obligations thereunder; (ii) the true names and signatures of the Persons authorized on behalf of the Performance Guarantor to execute this Agreement (on which certificate the Purchaser may conclusively rely until such time as the Purchaser shall receive from the Secretary of the Performance Guarantor a revised certificate meeting the requirements of this Section 4.1(c).

(d)
A favourable opinion of legal counsel for the Seller and the Performance Guarantor reasonably acceptable to the Purchaser, in substantially the form of Exhibit F hereto and as to such other matters as the Purchaser may reasonably request.

(e)	All fees stated to be payable by the Seller on or prior to such date under the terms of the Fee Letter .

(f)	Such other approvals, opinions or documents as the Purchaser may reasonably request.

(g)	Each Note Rating Agency shall have confirmed its rating of the Commercial Paper of the Purchaser notwithstanding the entering into of the this Agreement.

(h)	The Purchaser shall have completed its due diligence on the pool of Receivables and have been satisfied with the results thereof.

(i)
Acknowledged copies or time stamped receipt copies of proper financing statements or similar filings, duly filed on or before the date of the Purchase under the PPSAs of all jurisdictions necessary to perfect the sale of the Purchased Interest from the Seller to the Purchaser.

(j)
Evidence of the discharge and release of all security interests and rights of any person in any of the Transaction Assets granted by the Seller and copies of any estoppel or no-interest letters which the Purchaser shall have reasonably requested to confirm that any registration or filing against the Seller made in favour of any Person that could be relied upon to perfect or protect an Adverse Claim in any such property does not and will not be relied upon for such purpose.

(k)	Completed PPSA search results, dated on or before the date of the Purchase listing the financing statements filed in the jurisdictions referred to in Section 4.1(i) above.

4.2	Conditions to Purchase and Increases
The Purchase and each Increase hereunder shall be subject to each of the following conditions precedent:

(a)	All of the conditions precedent set forth in Section 4.1 shall be satisfied.

(b)
With respect to the Purchase or any Increase, on or prior to the date of the Purchase or Increase, the Servicer shall have delivered to the Purchaser the Servicer Report then required to be delivered under Section 2.14, as applicable.

(c)	The Seller shall have delivered to the Purchaser a Purchase/Increase Request in accordance with Section 2.2(a).

(d)
On the date of such Purchase or Increase, the following statements shall be true (and the acceptance by the Seller of the proceeds of the Purchase or Increase shall constitute a representation and warranty by the Seller and the Performance Guarantor that on the date of such Purchase or Increase such statements are true):

(i)
the representations and warranties contained in Section 3.1 of this Agreement are correct in all material respects on and as of the date of such Purchase or Increase, before and after giving effect to such Purchase or Increase and to the application of the proceeds therefrom, as though made on and as of such date, except where such representation or warranty refers to a different date, and

(ii)
no event has occurred and is continuing, or would result from such Purchase or Increase or from the application of the proceeds therefrom, which constitutes a Termination Event or Potential Termination Event.

(e)	Before and after giving effect to any such Purchase or Increase, the requirements set forth in Section 2.2(c) are satisfied.

(f)
On the date of each Increase, the Seller and the Purchaser shall execute a Quebec assignment which provides for (x) the sale and assignment of an undivided ownership interest in the universality of all present and future Quebec Receivables, all Related Security with respect to each such Quebec Receivable, each and every Collection made on or after the date hereof with respect to each such Quebec Receivable, and all proceeds of any of the foregoing, and (y) that such undivided ownership interest acquired by the Purchaser is a variable interest to be determined from time on the basis of the Percentage Factor (adjusted for the amount of such Increase). Within fourteen (14) days of the date of such Increase, the Seller shall have delivered to the Purchaser evidence of the registration made at the Register of Personal and Movable Real Rights pursuant to Article 1642 of the Civil Code of Québec and delivered an opinion substantially in the same form and substance as the opinion delivered in connection with the sale of the Initial Quebec Purchased Interest.

ARTICLE 5
COVENANTS

5.1	Affirmative Covenants of the Seller

The Seller hereby covenants, undertakes and agrees that at all times from the date hereof until the Final Date, unless the Purchaser shall otherwise consent in writing:

(a)	Compliance with Laws. The Seller shall comply in all material respects with all applicable laws, rules, regulations and orders to which it may be subject.

(b)
Preservation of Existence. The Seller shall preserve and maintain its existence and qualify and remain qualified as an extra provincially registered corporation in each jurisdiction (to the extent the laws of such jurisdictions provide for such qualification) where the failure to preserve and maintain such existence would have a Material Adverse Effect. The Seller shall carry on and conduct its premium finance business in substantially the same manner as presently conducted and its current premium finance business will remain a core business of the Seller.

(c)
Audits. At any time and from time to time during regular business hours, but not more than twice per year (except following and during the continuance of a Termination Event) on reasonable notice to the Seller and subject to provisions of applicable law relating to confidentiality or the privacy of personal information, the Seller shall permit the Purchaser, or its agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller which relate to the Receivables and the Related Security, including, without limitation, the Contracts under which such Receivables arise; and (ii) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to the Receivables and the Related Security or the Seller’s performance hereunder or under the Contracts under which such Receivables arise with any of the officers or employees of the Seller having knowledge of such matters.

(d)
Keeping of Records and Books of Account. The Seller shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables and Related Security with respect thereto (including, without limitation, records adequate to permit the prompt identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller shall mark its records with respect to the Receivables to indicate to a Person reviewing such records that the Purchased Interest in the Receivables has been sold to the Purchaser.

(e)
Performance and Compliance with Contracts. The Seller shall, at its own expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts under which the Receivables arise, except where the failure to so perform or comply would not have a material adverse effect on the collectibility of any of the Receivables or Related Security related to such Contracts.

(f)
Location of Records. The Seller shall keep its chief executive office and the offices where it keeps the originals of its records concerning the Receivables at the addresses referred to in Exhibit E or at any other locations notice of which has been given to the Purchaser in accordance with Section 2.11 in a jurisdiction where all action required by Section 2.11 shall have been taken.

(g)	Credit and Collection Policy. The Seller shall comply in all material respects with its Credit and Collection Policy in regard to each Receivable and the related Contract.

(h)
Ownership Interest. The Seller shall take all necessary action to establish and maintain a valid and perfected first priority undivided ownership interest in the Receivables and the Related Security and Collections with respect thereto, to the full extent contemplated herein, in favour of the Purchaser, including, without limitation, taking such action to perfect, protect or more fully evidence the interest of the Purchaser hereunder as the Purchaser may reasonably request.

(i)
Books and Records. The Seller shall keep adequate books and records with respect to its business activities in which proper entries, reflecting the transactions contemplated herein, including the sale of the Purchased Interest in the Receivables, are made in accordance with generally accepted accounting principles.

(j)
Backup Servicing Agreement. If at any time the Available Rating of the Performance Guarantor is reduced to less than BBB-, the Seller shall, within 120 days of the occurrence of such reduction, enter into a Backup Servicing Agreement with the Purchaser and the Backup Servicer; provided that if at any time thereafter the Available Rating of the Performance Guarantor is (and has been for at least 30 days no longer less than BBB-, the Seller may terminate such Backup Servicing Agreement on notice to the Purchaser, subject to this section applying again thereafter if at any time thereafter the Available Rating of the Performance Guarantor is reduced to less than BBB-.

5.2	Reporting Requirements
The Seller hereby covenants, undertakes and agrees that at all times from the date hereof until the Final Date, unless the Purchaser shall otherwise consent in writing:

(a)
Financial Reporting. The Seller and the Performance Guarantor will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles. The Seller shall furnish, or cause to be furnished, to the Purchaser:

(i)	Annual Reporting. As soon as possible and in any event within 120 days after the close of each fiscal year,

(A)
an audit report certified by independent certified chartered or public accountants, acceptable to the Purchaser, prepared in accordance with generally accepted accounting principles on a consolidated basis for the Performance Guarantor and its Subsidiaries, including balance sheets as of the end of such period, consolidated statements of income and statements of changes in shareholder’s equity, and a statement of cash flows, accompanied by any management letter prepared by said accountants; provided that any such above reports, documents and information filed with the EDGAR system of the United States Securities and Exchange Commission (or any successor system) and available publicly on the Internet shall be deemed to be furnished to the Purchaser and such holders (and to satisfy the obligations of the Seller under this clause (i)) without any further action by the Seller or any other Person,

(B)
unaudited annual financial statements of the Seller, prepared in accordance with generally accepted accounting principles, including a balance sheet as of the end of such period, a statement of income and statement of changes in shareholder’s equity.

(ii)
Quarterly Reporting. As soon as possible and in any event within 60 days after the close of the first three quarterly periods of each fiscal year, for the Performance Guarantor and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income for the period from the beginning of such fiscal year to the end of such quarter, all certified by any of the Authorized Officers and without personal liability; provided that any such above reports, documents and information filed with the EDGAR system of the United States Securities and Exchange Commission (or any successor system) and available publicly on the Internet shall be deemed to be furnished to the Purchaser and such holders (and to satisfy the obligations of the Seller under this clause (ii)) without any further action by the Seller or any other Person.

(iii)
Other Information. Such other information (including non-financial information) as the Purchaser may from time to time reasonably request so long as such other information can be produced by the Seller’s existing software and provided that the furnishing of such information would not contravene applicable laws relating to the privacy of personal information.

(b)
Notices. The Seller or the Performance Guarantor will notify the Purchaser in writing of any of the following as soon as possible, and in any event within five (5) Business Days after an Authorized Officer of the Seller or the Performance Guarantor or other employee or officer of the Seller with responsibility for the administration of this Agreement learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto by the Person(s) affected thereby:

(i)	Termination Events or Potential Termination Events. The occurrence of a Termination Event or a Potential Termination Event.

(ii)	Downgrading. Any downgrade in the rating of any Indebtedness of the Performance Guarantor by any rating agency, setting forth the Indebtedness affected and the nature of such change.

(iii)	Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding against the Seller which would reasonably be expected to have a Material Adverse Effect.

(iv)
Judgement. The entry of any judgement or decree against the Seller in excess of $1,500,000 or against the Performance Guarantor in excess of US$15,000,000, after deducting the amount with respect to which the Performance Guarantor or the Seller is insured and with respect to which the insurer has assumed responsibility in writing, and such judgment or decree has not been discharged within 30 days from the date of entry thereof or a stay of execution thereunder has not been procured within 30 days from the date of entry thereof.

(v)	Credit and Collection Policy. Any material change in the Credit and Collection Policy.
Promptly following receipt by the Purchaser of any notice delivered under Sections 5.2(b)(i), (ii) or (v) above, the Purchaser shall forward a copy of such notice to DBRS.

5.3	Negative Covenants of the Seller
The Seller hereby covenants, undertakes and agrees that at all times from the date hereof until the Final Date, unless the Purchaser shall otherwise consent in writing:

(a)
Sales, Liens. Except as otherwise provided herein, the Seller shall not sell, assign (by operation, of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or, suffer to exist any Adverse Claim other than liens for Taxes not yet due and payable by the Seller or which are being contested by the Seller in good faith by appropriate proceedings diligently pursued, or Permitted Adverse Claims, upon or with respect to, any Receivable or Related Security or Collections in respect thereof, or upon or with respect to any Contract under which any Receivable arises, or assign any right to receive income in respect thereof.

(b)
Amalgamations and Mergers. The Seller shall not enter into any transaction of reorganization, amalgamation or arrangement, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or sell, lease or otherwise dispose of its assets as an entirety or substantially as an entirety, in each case without the prior written consent of the Purchaser, such consent not to be unreasonably withheld; it being acknowledged and agreed by the Purchaser that (x) this Section 5.3(b) shall not prohibit the Seller from amalgamating with any of its Subsidiaries or Affiliates unless such amalgamation would have a Material Adverse Effect; and (y) without limiting the requirements for the consent of the Purchaser, the Seller shall also give the Purchaser prompt written notice of any such transaction which the Purchaser shall in turn forward to the Note Rating Agencies.

(c)
Change in Business or Credit and Collection Policy. Except as required by applicable law, the Seller shall not make any material change in the character of its premium finance business or in the Credit and Collection Policy, unless the Seller, acting reasonably, believes such change would not have a Material Adverse Effect.

(d)
Extension or Amendment or Receivables. The Seller shall not extend, amend or otherwise modify the terms of any Funded Receivable, or amend, modify or waive any term or condition of any Contract under which such Receivable arises except, in each case, if required by applicable law or if in accordance with the Credit and Collection Policy.

5.4	Agreed Upon Procedures
The Servicer shall, if requested by the Purchaser, furnish to the Purchaser, at its own expense, no more frequently than annually, a customary agreed upon procedures report from independent chartered or public accountants of recognized national standing selected by the Servicer and acceptable to the Purchaser, acting reasonably, addressed to the Purchaser verifying on a sampling basis the Servicer Reports delivered to the Purchaser during the preceding calendar year (or portion thereof from the date of this Agreement) and such other procedures in respect of the Receivables as may be reasonably requested by the Purchaser; provided however, that after the occurrence of a Servicer Termination Event and for so long as a Servicer Termination Event shall be continuing, the Purchaser may request the Servicer to furnish to the Purchaser, at the expense of the Servicer, up to three additional agreed upon procedures reports per year from independent chartered or public accountants of recognized national standing selected by the Servicer and acceptable to the Purchaser, acting reasonably, addressed to the Purchaser, performing such procedures in respect of the Receivables or the servicing thereof as shall be requested by the Purchaser, acting reasonably. [Note: RBC to provide details of AUP Scope]

5.5	Eligible Deposit Accounts
If, at any time, the Purchaser has actual knowledge that either the Collection Account or the Cash Reserve Account has ceased to be an Eligible Deposit Account, it shall notify the other parties hereto and the Purchaser shall, within thirty (30) days after the date on which it has such actual knowledge, establish a new Collection Account or Cash Reserve Account, as applicable, as an Eligible Deposit Account and shall transfer any cash and/or any investments to such new account and make all future deposits to such new account.

ARTICLE 6
ADMINISTRATION AND COLLECTIONS

6.1	Appointment of the Servicer
The servicing, administering and collection of the Receivables and the Related Security shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 6.1. Until the Purchaser gives notice to the Seller, following the occurrence and during the continuance of a Servicer Termination Event, of the designation of a new Servicer, the Seller is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Servicer may subcontract with any appropriately qualified Person for all or part of the administration, servicing and collection of all or part of the Transaction Assets, provided that the Servicer will be liable to the Purchaser for any failure on the part of a subcontractor to perform its obligations and the Servicer will remain liable for the performance of the duties and obligations so subcontracted and all of the duties and obligations of the Servicer pursuant to the terms hereof and provided further that any subcontract of any fundamental part of the administration, servicing and collection of the servicing obligations shall require prior written notice to the Purchaser. The Purchaser may at any time after the occurrence and during the continuance of a Servicer Termination Event designate as Servicer any Person (including itself) to succeed the Seller or any successor Servicer, on the condition, in each case, that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof. Prior to replacing the Seller as Servicer, the Purchaser shall not notify any Obligor or Carrier of the Purchased Interest created by this Agreement. Any such successor Servicer shall not be a non-resident of Canada within the meaning of the Income Tax Act (Canada).

6.2	Fully Serviced Receivables
So long as the Seller is the Servicer it shall not be entitled to any additional compensation for the performance of its services hereunder or any reimbursement for any costs or expenses incurred by it as Servicer, it being acknowledged by the Seller that the Purchased Interest is sold hereunder on a fully serviced basis and that the consideration received by the Seller for the sale, assignment and transfer to the Purchaser of the Purchased Interest pursuant to this Agreement covers the servicing activities of the Seller relating to the Receivables and reimbursement for all expenses incurred by it as Servicer.

6.3	Duties of the Servicer

(a)
The Servicer shall take or cause to be taken all such commercially reasonable action as may be necessary or advisable to collect each Receivable and the Related Security from time to time, all in material accordance with applicable laws, rules and regulations, with reasonable care and diligence, and subject to and in accordance with the Credit and Collection Policy. The Seller and the Purchaser each hereby appoints as its agent the Servicer, from time to time designated pursuant to Section 6.1, to enforce their respective rights and interests in and under the Transaction Assets. The Servicer shall set aside and hold in trust (but, except as otherwise required pursuant to Section 2.9, without any need to segregate), for the accounts of the Seller and the Purchaser, the amount of their respective allocable shares of the Collections of Receivables and Unearned Premiums to which each is entitled in accordance with Article 2 hereto prior to distribution thereunder. The Servicer (if not the Seller or any Affiliate thereof) shall, to the extent permitted by law, permit the Purchaser to inspect all of the Records and provide to the Purchaser, upon prior written request by the Purchaser, a listing of all the Receivables.

(b)
Notwithstanding anything to the contrary contained in this Article 6, the Servicer, if not the Seller or any Affiliate of the Seller, shall have no obligation to collect, enforce or take any other action described in this Article 6 with respect to any indebtedness that is not a Receivable or Related Security other than to deliver to the Seller the collections and documents with respect to any such indebtedness.

(c)
Following the occurrence and during the continuance of a Termination Event, the Servicer will, upon and in accordance with the request of the Purchaser, and subject to applicable laws relating to the privacy of personal information, provide the Purchaser with Servicer Reports on a more frequent basis as specified by the Purchaser.

6.4	Purchaser’s Rights After Designation of Servicer
At any time following the designation of a Servicer (other than the Seller or any of its Affiliates) pursuant to Section 6.1:

(a)	The Purchaser may direct the Obligors and Carriers that payment of all amounts payable under any Receivable or Related Security be made directly to the Purchaser or its designee.

(b)
The Seller shall, at the Purchaser’s request and at the Seller’s expense, give notice of the Purchaser’s ownership of and interest in the Receivables or Related Security to each Obligor and Carrier (and any Broker/Agents acting on behalf of Obligors or Carriers) and direct that payment be made directly to the Purchaser or its designee.

(c)
The Seller shall, at the Purchaser’s request, (i) subject to applicable laws relating to the privacy of personal information, assemble all of the Records, and shall make the same available to the Purchaser or its designee at a place selected by the Purchaser in Toronto, Ontario; and (ii) segregate all cash, cheques and other instruments received by the Seller from time to time constituting Collections of Receivables in a manner reasonably acceptable to the Purchaser and shall, promptly upon receipt, remit all such cash, cheques and instruments, duly endorsed or with duly executed instruments of transfer, to the Purchaser or its designee.

(d)
The Seller hereby authorizes the Purchaser to take any and all steps in their respective names and on behalf of them necessary or desirable in the determination of the Purchaser, acting reasonably, to collect all amounts due under any and all Receivables including, without limitation, endorsing the Seller’s name on cheques and other instruments representing Collections and enforcing such Receivables, Related Security and the related Contracts.

6.5	Responsibilities of the Seller
Anything herein to the contrary notwithstanding, the Seller shall (a) perform all of its obligations under the Contracts related to the Receivables to the same extent as if such Receivables had not been sold hereunder and the exercise by the Purchaser of its rights hereunder shall not relieve the Seller from such obligations; and (b) pay when due any taxes, including without limitation, any sales taxes payable in connection with the Receivables and their creation and satisfaction. The Purchaser shall not have any obligation or liability under any Receivable, Related Security or related Contract, nor shall it be obligated to perform any of the obligations of the Seller thereunder.

6.6	Endorsement
The Seller hereby irrevocably grants to the Purchaser an irrevocable power of attorney, with full power of substitution, coupled with an interest to take in the name of the Seller or in its own name all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or owned by the Seller or transmitted to or received by the Purchaser as payment on account or otherwise in respect of any Receivable or Related Security; provided that such power of attorney may only be exercised by the Purchaser after the occurrence and during the continuance of a Servicer Termination Event, and provided further that the Purchaser shall give notice to the Seller of its intention to exercise any such power of attorney.

6.7	Application of Collections
At all times after a Termination Date resulting from a Termination Event, any payment by an Obligor in respect of any Indebtedness owed by it to the Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law, be applied as a Collection of Receivables owed by such Obligor as instructed by the Purchaser.

ARTICLE 7
TERMINATION EVENTS

7.1	Termination Events
The occurrence of any one or more of the following events shall constitute a Termination Event:

(a)	A Servicer Termination Event shall occur;

(b)	any of the following shall occur at any time:

(i)	the Default Ratio (Three Month) as at the end of any Reporting Period is greater than 0.40%;

(ii)	the average of the Delinquency Ratios calculated as at the end of three consecutive Reporting Periods is greater than 0.40%;

(iii)	the average of the Payment Rates calculated in respect of three consecutive Reporting Periods is less than 17.0%;

(iv)	the Excess Spread in respect of any Reporting Period is less than 1.25% per annum; or

(v)
after giving effect to any payments on any Settlement Date, the Net Receivables Balance as disclosed in the most recent Servicer Report is less than the Purchaser’s Ownership Amount calculated based on the Aggregate Net Investment after such Settlement Date;

(c)
the Performance Guarantor shall cease to own and control, directly or indirectly, 100% of the issued and outstanding capital stock of the Seller or the Performance Guarantor or the Seller shall enter into any agreement or take any action that would result in any such event;

(d)
the Performance Guarantor shall sell, convey, transfer or otherwise dispose of all or any substantial part of its assets in a single transaction or in a series of related transactions which would have a Material Adverse Effect;

(e)
the Purchase hereunder shall for any reason (other than pursuant to the terms hereof), cease to create, or the Purchased Interest shall for any reason cease to be, a valid and perfected first priority undivided ownership interest to the extent of the Purchased Interest in each Receivable and the Related Security and Collections with respect thereto, free and clear of any Adverse Claim except any Permitted Adverse Claim; or

(f)
if a Backup Servicing Agreement has been entered into, it shall at any time be terminated or cease to be in effect other than as permitted under Section 5.1(j); provided that if a Backup Servicing Agreement has been terminated or ceases to be in effect due to the breach or default of the Backup Servicer, or because the Backup Servicer has resigned, then the Seller shall have an additional 120 days to enter into a replacement Backup Servicing Agreement, then, and in any such event, but only so long as such Termination Event is continuing, the Purchaser may by notice to the Seller and Servicer declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, in each event without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Seller; provided, however, that upon the occurrence of a Termination Event described in subsection (h) of the definition of Servicer Termination Event, or of an actual or deemed entry of an order for relief with respect to the Seller or the Performance Guarantor under an Insolvency Statute, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Seller and the Performance Guarantor. Upon the occurrence of the Termination Date for any reason whatsoever pursuant to this Section 7.1, the Purchaser has, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the PPSA of all applicable jurisdictions and all other applicable laws, which rights shall be cumulative.

ARTICLE 8
INDEMNIFICATION

8.1	Indemnities by the Seller

(a)
Without limiting any other rights which the Purchaser may have hereunder or under applicable law but subject to the parties taking into account the effect of Section 2.12 the Seller hereby agrees to indemnify the Purchaser, together, in each case, with its respective officers, directors, agents and employees (each an “Indemnified Party”), immediately upon such Indemnified Parties demand therefor, from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of:

(i)
any Receivable which is treated as or represented by the Seller to be an Eligible Receivable (including, without limitation, for purposes of computing the Net Contract Value Balance at any time) which is not at the date thereof an Eligible Receivable;

(ii)
the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Receivable, the Contract under which such Receivable arises, or the nonconformity of any Receivable or the Contract under which such Receivable arises with any such applicable law, rule or regulation;

(iii)
the failure by the Seller to perfect a first ranking ownership interest in any Related Security under a Funded Receivable consisting of the right to the related Unearned Premiums as against the Obligors which assigned, or granted a hypothec in, such interest in Unearned Premiums to the Seller, and the creditors of such Obligors;

(iv)
the failure to vest in, and maintain vested in, the Purchaser an undivided, valid and perfected first priority ownership interest, to the extent of the Purchased Interest, in the Receivables and the Related Security (including, without limitation, the Unearned Premium associated therewith) and Collections in respect thereof, free and clear of any Adverse Claim (other than any Permitted Adverse Claim); or the failure of the Seller to advise any Carrier that any Person previously identified to such Carrier by the Seller as being an assignee in respect of the Seller’s rights to any Unearned Premium has ceased to have an interest in such Unearned Premium; or the payment by any Carrier of any Unearned Premium to any Person previously notified to it by the Seller as being the assignee of the Seller’s interest therein;

(v)
the failure at any time to have filed, or any delay in filing, financing statements or other similar instruments or documents under the PPSA of any applicable jurisdiction or other similar applicable laws with respect to the transfer of the Purchased Interest in the Receivables and the Related Security and Collections in respect thereof under this Agreement;

(vi)
any dispute, defense, claim or offset (other than a discharge in bankruptcy of the Obligor or the Carrier or a stay in bankruptcy or insolvency proceedings) of or by (A) the Obligor to the payment of any Funded Receivable (including, without limitation, a successful defense based on such Receivable or the Contract under which such Receivable arises not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms, other than limitations on enforceability arising under applicable bankruptcy, insolvency, reorganization, moratorium or other laws, now or hereafter in effect, affecting creditors’ rights generally), or any other successful claim resulting from the sale of rights or the rendering of services related to such Receivable or the furnishing or failure to convey or furnish such rights or services, or (B) the Carrier to the payment of any Unearned Premium under a Funded Receivable to the Seller or the Purchaser (including, without limitation, a successful defence based on the related Financed Insurance Policy not being a legal, valid and binding obligation of such Carrier, enforceable against it in accordance with its terms, other than limitations on enforceability arising under applicable bankruptcy, insolvency, reorganization, moratorium or other laws, now or hereafter in effect, affecting creditors’ rights generally), or a successful defence based on the payment by such Carrier of such Unearned Premium to any Broker/Agent and the intervening bankruptcy, insolvency or similar proceeding involving, or any negligence, fraud, deceit or refusal to pay by, such Broker/Agent);

(vii)
any failure of the Seller, as Servicer or otherwise, to comply with any covenant or agreement contained under this Agreement or under any other Transaction Document to which it is a party, or to perform its duties or obligations under the Contracts under which the Receivables arise;

(viii)
any investigation, litigation or proceeding related to any Transaction Document or the use of proceeds of the Purchase or any Increase (including, without limitation, any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Seller, or by any Affiliate of the Seller, of all or any portion of the stock or substantially all the assets of any Person whether or not any Indemnified Party is a party thereto) or the ownership of the Purchased Interest or in respect of any Receivable or Related Security or other Transaction Asset;

(ix)	the commingling by the Seller of Collections of Receivables at any time with other funds;

(x)
reliance on any representation or warranty made or deemed made by the Seller, the Performance Guarantor, or the Servicer (if the Seller or any Affiliate thereof) (or any of their respective officers) or any statement made or opinion given in writing by any officer of the Seller, the Performance Guarantor, or the Servicer (if the Seller or any Affiliate thereof) under or in connection with any Transaction Document including any Servicer Report or any other report delivered by any of the foregoing to any Indemnified Party which shall have been incorrect in any material respect when made or deemed made;

(xi)	any action taken by the Seller or the Servicer (if the Seller or any Affiliate thereof) in the enforcement or collection of any Receivable or any Related Security;

(xii)
any failure of the Seller to provide the Servicer with all information and documentation which is in its possession or reasonably available to it and reasonably necessary for the enforcement against any Obligor of any Receivable of such Obligor’s obligations under the Contract or other agreements relating to such Receivable;

(xiii)
the Seller’s failure to pay when due any Taxes payable in connection with the Receivables and their creation or satisfaction or otherwise in connection with the sale thereof pursuant to the Purchase or any Increase pursuant to this Agreement;

(xiv)
the inability of the Purchaser to obtain any judgement in or utilize the courts of any jurisdiction in which an Obligor may be located, which inability is caused by the Seller’s failure to qualify to do business in such jurisdiction or to file a notice of business activities report or similar report in such jurisdiction; or

(xv)
the failure of any Broker/Agent to perform its collection and remittance obligations in respect of any Funded Receivable including forwarding to the applicable Carrier the amount of any advance of a Funded Receivable received by the Broker/Agent from the Seller and forwarding to the Seller or the Purchaser the amount of any Unearned Premium refund under a Funded Receivable received by the Broker/Agent from a Carrier.

(b)
Notwithstanding the provisions of Sections 8.1(a), 8.2(a) and 8.3, the Seller shall have no obligation to indemnify any Indemnified Party for any Indemnified Amounts arising out of or relating to (i) the gross negligence or wilful misconduct on the part of any Indemnified Party; (ii) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables or other Transaction Assets; (iii) Taxes on or measured by the income, overall net income or profit of such Indemnified Party (other than such Taxes imposed by any jurisdiction other than Canada or any political subdivision thereof as a result of any transactions contemplated hereby and not as a result of any other connection between such Indemnified Party and such jurisdiction imposing such Tax); (iv) any capital Taxes imposed on the date of this Agreement; (v) any Taxes imposed by reason of CIBC Mellon Trust Company, in its capacity as Trustee of Plaza Trust, any successor trustee of Plaza Trust, Plaza Trust or any Servicer that is not the Seller or an Affiliate of the Seller being or becoming a non-resident of Canada for the purposes of the Income Tax Act (Canada) or being or becoming a resident of a jurisdiction outside of Canada; or (vi) any Taxes arising prior to a Termination Event which is continuing by reason of any funding of the Purchased Interest by the Purchaser being provided by non-residents of Canada. If the Seller shall have made any indemnity payments pursuant to Section 8.1(a) and any Indemnified Party thereafter shall collect any of such amount from others, the Indemnified Party shall promptly repay, or cause to be repaid, such amounts to the Seller, without interest.

8.2	Tax Indemnification

(a)
The Seller hereby agrees to pay, and to indemnify, protect, save and hold harmless, on an after-Tax basis, the Purchaser from and against any and all (i) Taxes which may at any time be imposed or asserted by reason of, in connection with or in respect of the Receivables or any transactions contemplated hereby or the receipt of payment under this Section 8.2, whether imposed on the Purchaser, the Seller, the Receivables, the Transaction Assets or otherwise, and whether arising by reason of the acts to be performed by the Seller hereunder or otherwise; and (ii) damages, losses, claims, liabilities and related costs and expenses of the Purchaser in connection with the imposition or assertion of any Tax described in the immediately preceding clause (i).

(b)
For purposes of this Section 8.2, in determining the additional amount necessary so that any payment hereunder is paid on an after-Tax basis, such calculation shall be based on the marginal Tax rates actually applicable to the Purchaser (calculated without taking into account any losses related to transactions other than the transactions provided for in this Agreement). All payments due pursuant to this Section 8.2 shall be paid no later than three days after written demand for such payment has been made by the Purchaser, such demand shall be accompanied by a certificate of the Purchaser setting forth in reasonable detail the computation of the amount payable under this Section 8.2 and specifying the basis therefor, which certificate shall be prima facie evidence thereof, except for the information on the applicable marginal Tax rates, which information shall be conclusive and binding for all purposes, absent manifest error. Without in any way limiting the Purchaser’s remedies, any such amount not paid when due shall bear interest at a rate equal to the Prime Rate.

8.3	Increased Cost; Capital Adequacy

(a)	If at any time:

(i)
the introduction of, or any change (including any change by way of imposition or increase of any reserve requirements or a capital tax) in, or in the interpretation or administration of, any applicable law by any court, central bank, other governmental authority or self-regulating or governing body (including, for greater certainty, the Office of the Superintendent of Financial Institutions Canada, the Board of Governors of the United States Federal Reserve System or any other body or entity governing accounting treatment or reserve requirements) (in this Section 8.3, an “Authority”), in each case made after the date hereof;

(ii)
the compliance by an Affected Party with any changed or introduce guideline, direction or request, or any change in the interpretation or administration thereof, made after the date hereof from or by any Authority (whether or not having the force of law); or

(iii)
any Affected Party is required to post or allocate additional capital or the maintenance or allocation of capital by any Affected Party is otherwise affected by any of the following, to or from that which is maintained by any such Affected Party, pursuant to any legal or regulatory requirement, request, direction or guideline, or change in the interpretation or administration thereof (including with respect to reserve, deposit, capital adequacy, capital allocation or similar requirements) made after the date hereof (or, in the case of The Dodd-Frank Wall Street Reform and Consumer Protection Act adopted by the United States Congress on July 21, 2010 or the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority to any of them), any law, regulation, direction or guideline thereof or thereunder or enacted thereby or pursuant to the terms thereof, regardless of the date adopted, enacted or issued), from or by any Authority;

and any such change or effect is determined by the Affected Party to be due to, related to or as a result of the Affected Party's direct or indirect obligations under or related to this Agreement and any such change or effect has the effect of:

(iv)
(A) increasing the costs or expenses of any Affected Party (including as a result of a change in the Affected Party's capital position), (B) reducing the rate of return (on capital or otherwise) to any Affected Party in connection with, or as a result of any Affected Party either having to raise additional capital, having to adjust the amount of capital to be maintained or incurring a deteriorated capital position, (C) requiring the payment of any Taxes on or calculated with reference to the capital or debt of the Affected Party, or (D) requiring the Affected Party to make any payment it would not otherwise be required to make, in each of such clauses (A) through (D), as such amounts relate to the advancing or funding of the Purchase or an Increase hereunder or maintaining all or any portion of the funding thereof hereunder or commitments in respect thereof; or

(v)	reducing the amount of any Funding Costs or any other fee or amount payable to the Purchaser,

the Seller shall, from time to time within 10 Business Days of demand by the Purchaser, pay to the Purchaser or the applicable Affected Party, as the case may be, the amount of any such increased costs or expenses incurred, reduction in amounts received or receivable, reduction in rate of return or required payment made or to be made in each case to the extent attributable to the advancing or funding of any Purchase or Increase hereunder or maintaining all or any portion of the funding thereof hereunder (collectively, "Increased Costs"). The Purchaser shall deliver to the Seller a certificate setting forth in reasonable detail the computation of the amount of any such Increased Costs, which computation may utilize such averaging and attribution methods as such the Purchaser or the applicable Affected Party believes, acting reasonably, to be fair. Upon the Purchaser becoming aware of any Increased Costs to be claimed hereunder, the Purchaser shall promptly provide notice thereof to the Seller.

(b)
A failure or delay on the part of the Purchaser or any Affected Party to demand compensation pursuant to this Section 8.3 shall not constitute a waiver of the right of the Purchaser or of such Affected Party to demand such compensation; provided, that if the Purchaser or Affected Party fails to make its demand for compensation hereunder within 90 days of the Purchaser or Affected Party becoming aware of all the circumstances entitling it to make a claim for compensation pursuant to this Section 8.3, the Seller shall not be obligated to pay any such amount which arose prior to the date which is 90 days preceding the date of such demand or is attributable to periods prior to the date which is 90 days preceding the date of such demand.

(c)
If the Purchaser or any other Affected Party shall make demand on the Seller pursuant to Section 8.3(a), the Servicer shall have the option, exercisable on notice to the Purchaser given within 30 days of receipt of the demand for payment made by the Purchaser or such Affected Party under Section 8.3(a), as applicable, to purchase from the Purchaser all, but not part, of the then outstanding Purchased Interest, which purchase shall occur on the first Settlement Date to occur after the giving of such notice by the Servicer. The purchase price in respect thereof shall be an amount equal to the sum of (x) the aggregate accrued and unpaid Funding Costs through to the date of repurchase, plus (y) the Aggregate Net Investment at the date of repurchase, payable in immediately available funds. Upon payment of such purchase price plus all other amounts payable by the Seller (whether due or accrued) hereunder or under any of the other Transaction Documents to the Purchaser at such time, the Purchaser shall automatically and without further action be deemed to sell and assign to the Servicer, without recourse, representation or warranty (express, implied, statutory or otherwise) except for the Purchaser’s warranty that such Purchased Interest is not subject to any Adverse Claim created by, through or in favour of the Purchaser, all of the Purchaser’s right, title and interest in and to such Purchased Interest. The Purchaser shall, at the Servicer’s sole expense, execute such documents and instruments of transfer and assignment, release, reconveyance or discharge, as the case may be, and take such other actions as may be reasonably requested by the Servicer to effect the sale and assignment by the Purchaser to the Servicer of such Purchased Interest pursuant to this Section 8.3(c).

8.4	Other Costs and Expenses
The Seller shall pay to the Purchaser, upon demand therefor, all costs and expenses of the Purchaser in connection with the preparation, execution and delivery of this Agreement, the other Transaction Documents, any funding agreements by and between the Purchaser and any lenders in connection with the transactions contemplated hereby and the other documents to be delivered hereunder (collectively, the “documents”), including, without limitation, (a) all fees and expenses of Note Rating Agencies; (b) all reasonable fees and expenses of legal counsel for the Purchaser, and the lenders party to such funding agreement (which such counsel may be employees of the Purchaser or such lender) with respect thereto and with respect to advising the Purchaser and such lenders as to their rights and remedies under such documents; (c) all costs and expenses, if any, including reasonable legal counsel fees and expenses in connection with the enforcement of the documents; and (d) in connection with any Increase or any amendment, modification, restatement, restructuring or workout of the documents.

ARTICLE 9
MISCELLANEOUS

9.1	Term of Agreement
This Agreement shall terminate on the Final Date; provided, however, that (a) the rights and remedies of each party hereto with respect to each representation and warranty made or deemed to be made by any party hereto pursuant to this Agreement; and (b) the indemnification and payment provisions of Article 8 and Article 9 shall be continuing and shall survive any termination of this Agreement for a period of three (3) years.

9.2	Waivers; Amendments

(a)
No failure or delay on the part of the Purchaser in exercising any power, right or remedy under this Agreement or any of the other Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement or any of the other Transaction Documents shall be effective only in the specific instance and for the specific purpose for which given.

(b)	This Agreement may not be amended except by an agreement in writing between the parties hereto.

(c)	Without prior notice to the Note Rating Agencies, the Purchaser shall not agree to provide or make, as applicable:

(i)	any waiver of, or consent under, any provision of this Agreement or the Performance Guarantee; or

(ii)	any amendment to this Agreement or the Performance Guarantee.

(d)	Without satisfying the Rating Agency Condition in respect of DBRS (if DBRS is a Note Rating Agency at such time), the Purchaser shall not agree to or provide:

(i)	any material waiver or material consent under any provision of this Agreement or the Performance Guarantee; or

(ii)	a material amendment to this Agreement or the Performance Guarantee.

9.3	Notices
Except as provided below, all communications, demands and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to each party at its address or telecopier number set forth on Schedule 9.3 annexed hereto or at such other address or telecopier number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof; (b) if given by any other means, when received at the address specified in this Section 9.3.

9.4	Governing Law; Submission to Jurisdiction
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. Each of the Seller and the Performance Guarantor hereby submits to the nonexclusive jurisdiction of the Province of Ontario for purposes of all legal proceedings arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. Each of the Seller and the Performance Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 9.4 shall affect the right of the Purchaser to bring any action or proceeding against the Seller or the Performance Guarantor or its property in the courts of other jurisdictions.

9.5	Integration
The Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

9.6	Severability; Counterparts
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.7	Successors and Assigns

(a)
This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that neither the Seller nor the Performance Guarantor may assign any of its rights hereunder or any interest herein without the prior written consent of the Purchaser and 10 Business Days prior written notice to DBRS (if DBRS is a Note Rating Agency at such time).

(b)	This Agreement and the Purchaser’s rights and obligations herein (including the Purchased Interest) shall not be assignable by the Purchaser and its successors and permitted assigns except:

(i)	to Computershare Trust Company of Canada together with its successors and assigns pursuant to the Trust Indenture;

(ii)	if no Termination Event has occurred and is continuing, to any Person, with the prior written consent of the Seller;

(iii)	to any Person after the occurrence and during the continuance of a Termination Event, without the consent of the Seller; and

(iv)
at any time after notice to the Seller, to the Agent or an Affiliate of the Agent (which shall include any other trust in respect of which the Agent acts as financial services agent where such trust issues asset-backed commercial paper having a rating not lower than the Purchaser), provided that the Purchaser’s entitlements under the Purchased Interest may not be assigned to a Person who is a non-resident of Canada for the purposes of the Income Tax Act (Canada) without the prior written consent of the Seller unless a Termination Event has occurred and is continuing in which case no such consent shall be required but not less than two (2) Business Days prior written notice shall be given thereof to the Seller.

9.8	Confidentiality
Each of the Seller and the Purchaser acknowledges that all data and information delivered or made accessible hereunder by one party to another or provided by the Performance Guarantor including, without limitation, Records, shall be considered as non-public information of the party making delivery or giving access, and each party shall hold all non-public information obtained pursuant to this Agreement and the transactions contemplated hereby or effected in connection herewith in accordance with all applicable laws, the terms of relevant Contracts and in accordance with customary procedures for handling confidential information of this nature and take measures at least as diligent as those taken by such party in respect of its own confidential information (including, without limitation, customer information); provided that, notwithstanding the foregoing, any party hereto may make disclosure of such non-public information, to the extent consistent with all applicable laws, (a) pursuant to legal process or when required under applicable law; (b) to any Note Rating Agency; (c) to any liquidity lender or credit enhancer to the Purchaser; (d) to implement the terms of this Agreement or to enforce any rights which the Purchaser may have to collect any amounts in respect of the Transaction Assets;

(e) to a replacement Servicer; (f) to its professional advisors; and (g) in the case of the Seller, to the Performance Guarantor or any other Affiliate; provided that each such Person receiving access to such non-public information under clauses (b), (c), (e), (f) or (g) above agrees or is under a duty to hold such information confidential on a similar basis.

9.9	Bankruptcy Petition Against the Purchaser
The Seller hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper, it will not institute against, or join any other Person in instituting against, the Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the Insolvency Statutes.

9.10	Waiver of Trial by Jury
To the extent permitted by applicable law the Purchaser and the Seller each irrevocably waives all right of trial by jury in any action, proceeding or counterclaim arising out of or in connection with this Agreement, any of the other transactions contemplated hereunder or thereunder or any matter arising-hereunder or thereunder.

9.11	Section Headings
Section headings in this Agreement are included herein for convenience of reference only and shall not affect in any way the interpretation of any of the provisions hereof.

9.12	Limitation of Liability
This Agreement has been entered into by CIBC Mellon Trust Company (the “Issuer Trustee”) solely in its capacity as trustee of the Purchaser and is not binding on the Issuer Trustee in any other capacity. Save and except where a claim is based on gross negligence or wilful misconduct of the Issuer Trustee, resort may not be had to, nor recourse or satisfaction be sought from, the private property of the Issuer Trustee, its directors, officers, employees, or agents, and resort will be had solely to the property of the Purchaser held in trust by the Issuer Trustee for the payment, performance or satisfaction of any liability or obligation of the Purchaser or the Issuer Trustee hereunder.

9.13	Waiver of Setoff
Each of the parties hereto hereby agrees to waive any right of setoff which it may have or to which it may be entitled against the Purchaser and its assets.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST INSURANCE FUNDING OF CANADA INC.
By:	/s/David A. Dykstra
Name: David A. Dykstra
Title: Vice President

By:	/s/Mark A. Steenberg
Name: Mark A. Steenberg
Title: Vice Chairman

CIBC MELLON TRUST COMPANY, in its capacity as trustee of PLAZA TRUST, by its Financial Services Agent, ROYAL BANK OF CANADA
By:	/s/Ian Benaiah
Name: Ian Benaiah
Title: Authorized Signatory

By:	/s/Nur Khan
Name: Nur Khan
Title: Authorized Signatory